As filed with the Securities and Exchange Commission on December 22, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

UNITED THERAPEUTICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

52-1984749
(I.R.S. Employer Identification Number)

1110 Spring Street
Silver Spring, MD 20910
(301) 608-9292

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Martine A. Rothblatt
Chairman and Chief Executive Officer
United Therapeutics Corporation
1110 Spring Street
Silver Spring, MD 20910
(301) 608-9292

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue N.W.
Washington, DC 20036-5306
(202) 955-8500
Attention: Stephen I. Glover, Esq.

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
0.50% Convertible Senior Notes due October 15, 2011	$250,000,000		100%	$250,000,000	$26,750
Common Stock, par value $0.01 per share (including the associated Rights to purchase Series A Junior Participating Preferred Stock)(2)	3,323,332	(3)	—	—	—	(4)

(1)             Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.

(2)             Rights to purchase Series A Junior Participating Preferred Stock of the registrant are attached to all shares of the registrant’s common stock in accordance with the Rights Agreement, dated as of December 17, 2000, between the registrant and The Bank of New York, as rights agent.  The rights are not exercisable until the occurrence of events specified in the Rights Agreement and are evidenced by the certificates for the common stock and are transferable solely with the common stock.  The value attributable to the rights, if any, is reflected in the value of the common stock.

(3)             Represents the number of shares of common stock initially issuable upon conversion of the notes.  Pursuant to Rule 416 of the Securities Act, this registration statement also covers such additional shares that may be issued as a result of a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)             Pursuant to Rule 457(i) under the Securities Act, there is no filing fee payable with respect to shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

PROSPECTUS

$250,000,000

0.50% Convertible Senior Notes due October 15, 2011 and
Shares of Common Stock Issuable Upon Conversion of the Notes

On October 30, 2006, we issued $250,000,000 aggregate principal amount of our 0.50% Convertible Senior Notes due October 15, 2011 (the “notes”) in a private offering. Selling securityholders will use this prospectus to resell the notes and the shares of our common stock issuable upon conversion of the notes.

The notes are our senior unsecured obligations, rank equal in right of payment with our other senior unsecured debt and rank senior to all of our future subordinated debt. The notes effectively rank junior to our secured obligations and any future secured indebtedness to the extent of the assets securing such obligations and indebtedness. The notes are structurally subordinated to our subsidiaries’ liabilities.

The conversion price for each $1,000 aggregate principal amount of notes is initially $75.2257 per share of our common stock (equivalent to a conversion rate of approximately 13.2933 shares of our common stock). Holders may surrender their notes for conversion prior to the close of business on July 15, 2011, if any of the following conditions is satisfied:

•        during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price of the notes in effect on that last trading day;

•        during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 95% of the closing sale price of our common stock on such date multiplied by the then current conversion rate; or

•        we make certain significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock ceases to be approved for listing on NASDAQ and is not listed for trading on a U.S. national or regional securities exchange.

Holders may surrender their notes for conversion after July 15, 2011, and on or prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions has been satisfied.

Upon conversion of the notes, holders will receive cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated for each of the 20 trading days beginning on the third trading day immediately following the conversion date, except that for notes surrendered for conversion after the 25th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding maturity, holders will receive a cash payment equal to $1,000 on the maturity date and shares of our common stock, if any, calculated based on the 20 trading days beginning on the trading day following the maturity date.

If a fundamental change, as defined herein, occurs prior to the maturity of the notes, holders may require us to repurchase for cash all or part of their notes at a price equal to 100.0% of the principal amount of the notes being repurchased, plus accrued and unpaid interest.

Our common stock is quoted on The NASDAQ Global Select Market, or NASDAQ, under the symbol “UTHR.” The closing price of our common stock on December 20, 2006 was $54.13 per share.

The notes are not listed on any securities exchange or included in any automated quotation system. Since their issuance, the notes have been eligible for quotation on The PORTALSM Market of The NASDAQ Stock Market, Inc., or PORTAL; however, notes sold pursuant to this prospectus will no longer be eligible for quotation on PORTAL.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 11 and the risk factors in the documents incorporated herein by reference.

We will not receive any of the proceeds from the sale of the notes or the shares of common stock by the selling securityholders. The notes and the shares of common stock may be offered by the selling securityholders in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on NASDAQ. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2006.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of our common stock owned by them. Each time the selling securityholders offer notes or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of any prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement, together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” for more information.

You should rely only on the information contained or incorporated by reference in this prospectus and, if applicable, in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement, or any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on their respective covers or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

We are incorporating by reference in this prospectus certain information that we have filed or will file with the SEC, which means that we are disclosing important information by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus. We

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incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus through the completion of this offering:

•       Our Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”);

•       Our definitive proxy statement filed on April 28, 2006 pursuant to Section 14 of the Exchange Act in connection with our 2006 Annual Meeting of Stockholders held on June 26, 2006;

•       Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (the “2006 First Quarter 10-Q”), our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (the “2006 Second Quarter 10-Q”) and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “2006 Third Quarter 10-Q,” and together with the 2006 First Quarter 10-Q and the 2006 Second Quarter 10-Q, the “2006 Form 10-Qs”);

•       Our Current Reports on Form 8-K filed January 12, 2006, January 25, 2006, February 27, 2006, March 21, 2006, May 4, 2006, May 5, 2006, June 30, 2006, July 27, 2006, August 1, 2006, August 4, 2006, August 24, 2006, October 30, 2006, December 7, 2006, and December 12, 2006;

•       The description of our common stock contained in our registration statement on Form 8-A filed June 8, 1999; and

•       The description of our preferred stock purchase rights (which trade with our common stock) contained in our registration statement on Form 8-A filed January 2, 2001.

Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit. Our SEC file number is 000-26301.

Any statements made in future SEC filings that are incorporated by reference into this prospectus will automatically update this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, a copy of any and all of the documents referred to herein, including the registration rights agreement and indenture for the notes, which are summarized in this prospectus, by request directed to United Therapeutics Corporation, 1110 Spring Street, Silver Spring, Maryland 20910, Attn: Investor Relations, Telephone (301) 608-9292.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and may refer you to documents that contain forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are based on our beliefs and expectations as to future outcomes. These statements include, among others, statements relating to the following:

•       Expectations of revenues and profitability;

•       The timing and outcome of clinical studies and regulatory filings;

•       The achievement and maintenance of regulatory approvals;

•       The availability of drug product;

•       The ability to find alternate sources of supply and manufacturing for our products;

•       The existence and activities of competitors;

•       The expectation not to pay dividends on common stock in the foreseeable future;

•       The pricing of Remodulin;

•       The dosing and rate of patient consumption of Remodulin;

•       The impacts of price changes and changes in patient consumption of Remodulin on future revenues;

•       The expectation of reimbursement by third-party payers for intravenous Remodulin and the impact of any regulatory changes to the level of reimbursement;

•       The expected levels and timing of bulk purchases of chemicals used to manufacture treprostinil, the active ingredient of Remodulin;

•       The outcome of potential future regulatory actions from the FDA and other international regulatory agencies and any actions that may or may not be taken by the FDA and other international regulatory agencies as a result of any such regulatory actions;

•       The rate of physician and patient acceptance of our products as safe and effective;

•       The development and sale of products covered by licenses and assignments;

•       The adequacy of our intellectual property protections and their expiration dates;

•       The outcome of any litigation in which we are or become involved;

•       The ability of third parties to develop, market, distribute and sell our products;

•       The composition of our management team;

•       The adequacy of our insurance coverage;

•       The ability to obtain financing in the future;

•       The value of our common stock;

•       The expectation of future repurchases of our common stock;

•       The funding of operations from future revenues;

•       The expectation of continued profits or losses;

•       The expected impact of the discontinuance of our HeartBar line of products in January 2006;

•       Expectations concerning milestone and royalty payments in 2006 and beyond;

•       Expectations concerning payments of contractual obligations in all future years and their amounts;

•       The use of net operating loss carryforwards and business tax credit carryforwards and the impact of Section 382 of the Internal Revenue Code on their use;

•       Income tax expenses and benefits in current and future periods;

•       The completion of in-process research and development projects and their impact on our business;

•       The pace and timing of enrollment in clinical trials;

•       The expectation, outcome and timing of new and continuing regulatory approvals;

•       The timing, resubmission, completion and outcome of the applications for approval of subcutaneous Remodulin in Ireland, Spain and the United Kingdom;

•       The timing, completion and outcome of pricing approvals in European Union countries that approve subcutaneous Remodulin;

•       The expectation, outcome and timing of marketing approvals in European Union countries for intravenous Remodulin;

•       The expected levels and timing of Remodulin sales;

•       The adequacy of our resources to fund operations;

•       The expectation, outcome and timing of validation of, and level of spending to validate, a newly-constructed laboratory production facility in Silver Spring, Maryland;

•       The potential amount of the minimum residual value guarantee under our synthetic lease agreement with Wachovia Bank, N.A. and Wachovia Development Corporation relating to our facility in Silver Spring, Maryland;

•       Events that could occur upon termination of the Wachovia synthetic lease and related agreements;

•       The potential impacts of new accounting standards;

•       Our intent and ability to hold certain marketable investments until maturity;

•       Any statements preceded by, followed by or that include the words “believes,” “expects,” “predicts,” “anticipates,” “intends,” “estimates,” “should,” “may” or similar expressions; and

•       Other statements contained or incorporated by reference in this prospectus that are not historical facts.

These statements are subject to risks and uncertainties and our actual results may differ materially from anticipated results. Factors that may cause such a difference include, but are not limited to, those discussed below under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2005 Form 10-K and in our 2006 Form 10-Qs. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

The following summary contains basic information about us and this offering, but does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to read carefully this entire prospectus and the documents we refer you to, including the information set forth under “Risk Factors” and the documents incorporated by reference herein. In addition, certain statements are forward looking statements, which involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to “United Therapeutics” and to the “company,” “we,” “us,” or “our” are to United Therapeutics Corporation and its subsidiaries.

The Company

We are a biotechnology company focused on the development and commercialization of innovative therapeutic products for patients with chronic and life-threatening diseases. We are active in three therapeutic areas—cardiovascular, cancer and infectious diseases. Our key therapeutic platforms include:

•       Prostacyclin Analogs, which are stable synthetic forms of prostacyclin, an important molecule produced by the body that has powerful effects on blood vessel health and function. Our drug Remodulin® has been approved by the U.S. Food and Drug Administration, or FDA, for the treatment of pulmonary arterial hypertension, or PAH, in patients with New York Heart Association (NYHA) Class II-IV (moderate to severe) symptoms to diminish symptoms associated with exercise, and in other countries for similar use, and in most of Europe for the treatment of NYHA Class III patients with PAH;

•       Immunotherapeutic Monoclonal Antibodies, which are antibodies that activate patients’ immune systems to treat cancer, including OvaRex®, which is being developed for the treatment of metastatic ovarian cancer; and

•       Glycobiology Antiviral Agents, which are a novel class of small molecules that may be effective as an oral therapy for hepatitis C and other infections.

Most of our resources are focused on our prostacyclin analogs for the treatment of cardiovascular disease and immunotherapeutic monoclonal antibodies for the treatment of cancer. Our other principal focus area is the development of glycobiology antiviral agents for the treatment of hepatitis and other diseases. We also devote resources to the commercialization and further development of telemedicine products and services, principally for the detection of cardiac arrhythmias, as well as to arginine supplementation therapy for cardiovascular health.

Revenues from the sales of Remodulin for PAH commenced following its May 2002 FDA approval, and we have also generated revenues from sales of arginine products and telemedicine products and services. We field a sales and marketing organization that supports the commercial availability of Remodulin in the United States, Canada and Europe.

Our Products

Our product portfolio includes the following:

Product	Mode of Delivery	Indication/Market	Current Status	Our Territory
Remodulin	Continuous subcutaneous	Pulmonary arterial hypertension	Commercial in U.S., most of the European Union**, Switzerland, Australia, Canada, Israel, Mexico, Chile, Argentina and Peru	Worldwide
Remodulin	Continuous intravenous	Pulmonary arterial hypertension	Commercial in U.S., Canada, Israel, Mexico and Argentina. European reviews are ongoing	Worldwide
Arginine Formulations	Oral dietary supplement	Vascular function	Commercial	Worldwide
CardioPAL® and Decipher® Recorders	Telemedicine	Arrhythmias and ischemic heart disease	Commercial	Worldwide
OvaRex	Intravenous	Ovarian cancer	Phase III	Worldwide*
Treprostinil for Inhalation	Inhaled	Pulmonary arterial hypertension	Phase II/III	Worldwide
UT-15C Sustained Release	Oral	Pulmonary arterial hypertension	Phase II/III	Worldwide
UT-15C Sustained Release	Oral	Peripheral vascular disease/critical limb ischemia	Phase II	Worldwide
Remodulin	Intravenous	Improved transplant outcome	Phase II	Worldwide
Beraprost® SR	Oral	Peripheral vascular disease and pulmonary arterial hypertension	Phase I	U.S./Canada
BrevaRex®	Intravenous	Pancreatic cancer	Preclinical	Worldwide*
Glycobiology Antiviral Agents	Oral	Hepatitis B/C, dengue fever and Japanese encephalitis	Preclinical	Worldwide
OncoRex®	Intravenous	Various cancers	Preclinical	Worldwide*
ProstaRex®	Intravenous	Prostate cancer	Preclinical	Worldwide*
GivaRex®	Intravenous	Gastrointestinal cancer	Preclinical	Worldwide*

*                     Including Germany, but excluding the rest of Europe and the Middle East.

**               We have obtained approval of 24 member countries of the European Union (Austria, Belgium, Czech Republic, Denmark, Estonia, France, Germany, Greece, Iceland, Italy, Luxembourg, Netherlands, Portugal, Cyprus, Finland, Hungary, Latvia, Lithuania, Norway, Poland, Slovakia, Slovenia, and Serbia), but are awaiting formal approval letters and pricing approvals in most of them.

Remodulin

In January 1997 and December 1996, we obtained worldwide rights for all indications to Remodulin, a prostacyclin analog, from Glaxo Wellcome, Inc. and Pharmacia & Upjohn Company, and in May 2002, we received approval by the FDA in the United States for Remodulin as a continuous subcutaneous (under the skin) infusion. In November 2004, the FDA approval was expanded to permit continuous intravenous (through a vein or artery) infusion in patients who cannot tolerate subcutaneous infusion. Remodulin is also approved as a continuous subcutaneous infusion in most of Europe, Canada, Israel, Australia, Argentina, Chile, Mexico and Peru. It is also approved as a continuous intravenous infusion in Canada, Israel, Mexico  and Argentina.

Pulmonary Arterial Hypertension

We are focused primarily on developing Remodulin as our lead product for treating PAH. PAH is a life-threatening vascular disease that affects the blood vessels between the heart and lungs known as the pulmonary blood vessels. PAH is characterized by the degradation of the blood vessel wall lining, the aggregation of platelets and the disruption of smooth muscle cell function. These conditions cause blockages and affect the ability of the blood vessels to dilate and then constrict as blood flows to the lungs. The resulting elevated pulmonary blood pressure causes increasing strain on the right side of the heart as it tries to pump blood to the lungs. It is estimated that there are between 50,000 and 100,000 individuals with pulmonary arterial hypertension worldwide. However, due to the rareness of PAH and the complexities of diagnosing it, only a fraction of these patients are being treated for PAH.

Our Corporate Information

We were incorporated in Delaware in June 1996. Our principal executive offices are located at 1110 Spring Street, Silver Spring, MD 20910, and our telephone number at that address is (301) 608-9292. We maintain an Internet website at http://www.unither.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the sections of this prospectus entitled “Description of the Notes” and “Description of Capital Stock.”

Issuer	United Therapeutics Corporation.
Notes Offered	$250,000,000 aggregate principal amount of 0.50% Convertible Senior Notes due October 15, 2011.
Maturity	October 15, 2011.
Optional Redemption	None.
Interest	The interest rate on the notes is 0.50% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2007.
Right to Convert	Holders may surrender their notes for conversion at any time prior to the close of business on July 15, 2011 only if any of the following conditions is satisfied:

•  during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price of the notes in effect on that last trading day;

•  during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 95% of the closing sale price of our common stock on such date multiplied by the then current conversion rate; or

•  if we make specific significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock ceases to be approved for listing on NASDAQ and is not listed for trading on another U.S. national or regional securities exchange.

Holders may surrender their notes for conversion after July 15, 2011 and on or prior to the close of business on the business day immediately prior to the stated maturity date regardless of whether any of the foregoing conditions has been satisfied.

See “Description of the Notes—Conversion of Notes.”

Payment Upon Conversion

Each $1,000 principal amount of notes is convertible into cash and shares of our common stock, if any, based on an amount, which we refer to as the “daily conversion value,” calculated for each of the 20 trading days beginning on the third trading day immediately following the conversion date, which we refer to as the “conversion period.” The daily conversion value for each trading day during the conversion period is equal to one-twentieth of the product of the then applicable conversion rate multiplied by the volume weighted average price, as described in further detail under “Description of the Notes—Conversion of Notes—Payment Upon Conversion,” of our common stock, or such other form of consideration into which our common stock has been converted in connection with a fundamental change (as defined below under “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change”), on that day.

For each $1,000 aggregate principal amount of notes surrendered for conversion on or prior to the 25th scheduled trading day prior to the maturity date, we will deliver to you, on the third business day following the end of the conversion period, the aggregate of the following for each trading day during the related conversion period:

(1) if the daily conversion value for such day exceeds $50.00,
(a) a cash payment of $50.00 and
(b) the remaining daily conversion value, which we refer to as the daily net share settlement value, in shares of our common stock; or
(2) if the daily conversion value for such day is less than or equal to $50.00, a cash payment equal to the daily conversion value.

For each $1,000 aggregate principal amount of notes surrendered for conversion after the 25th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately prior to maturity, (i) the holder will be deemed to have surrendered such note as of the business day immediately preceding the maturity date, (ii) the conversion period for such notes will commence on the trading day following the maturity date, (iii) in lieu of the payments and deliveries described above, the holder will receive (A) a cash payment of $1,000 on the maturity date and (B) on the third business day following the last day of the conversion period, the aggregate number of shares of our common stock deliverable in respect of the 20 trading days during the related conversion period as described under clause (1)(b) above, if any.

The daily portion of the number of shares of common stock to be delivered under clause (1)(b) above will be determined by dividing the daily net share settlement value by the volume weighted average price of our common stock for the relevant day. No fractional shares will be issued upon conversion; in lieu thereof, we will deliver a number of shares of our common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period, rounded down to the nearest whole number, and pay cash equal to the remainder multiplied by the volume weighted average price of our common stock on the last trading day of the conversion period.

The conversion price for each $1,000 aggregate principal amount of notes is initially $75.2257 per share of our common stock. The “conversion rate” of a note is equal to $1,000 divided by the then applicable conversion price at the time of determination (initially approximately 13.2933 shares of our common stock). The conversion price is subject to adjustment as described under “Description of the Notes—Conversion of Notes—Conversion Price Adjustments.” Accordingly, an adjustment to the conversion price will result in a corresponding adjustment to the conversion rate.

Conversion Rate Adjustment Upon a
Qualifying Change in Control

If a “qualifying change in control” (as defined below under “Description of the Notes—Adjustment to Shares Delivered upon Conversion Upon a Qualifying Change of Control”) occurs at any time prior to maturity, additional shares will be deliverable in respect of notes converted in connection with such qualifying change of control. A description of how the number of additional shares will be determined and a table showing the number of additional shares that would be deliverable under various circumstances is set forth under “Description of the Notes—Adjustment to Shares Delivered upon Conversion Upon a Qualifying Change of Control.”

Purchase at Holder’s Option Upon a
Fundamental Change

You may require us to repurchase all or part of your notes upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest payable in cash. See “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change.”

A fundamental change generally involves the occurrence of any of the following:

•  any person or group becomes the owner of shares of our stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power to elect a majority of our board of directors;

• we are a party to a consolidation, merger, transfer or lease of all or substantially all of our assets;
• a majority of the members of our board of directors are not continuing directors; or
• the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of United Therapeutics.
See “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change.”
Ranking

The notes are our senior unsecured obligations and rank pari passu with all of our other senior unsecured debt and senior to all of our future subordinated debt. The notes are structurally subordinated to all present and future debt and other obligations of our subsidiaries. In addition, the notes are effectively subordinated to our obligations under our synthetic operating lease and related agreements with Wachovia Development Corporation and its affiliates and any future secured debt to the extent of the value of the collateral securing such obligations and indebtedness.

The terms of the indenture under which the notes were issued do not limit our ability to incur additional indebtedness, senior or otherwise.
Use of Proceeds	We will not receive any cash proceeds from the sale of the notes or the shares of common stock offered under this prospectus.
Trading

The notes are not listed on any securities exchange or automated dealer quotation system. The notes are eligible for quotation on PORTAL. However, notes sold pursuant to this prospectus will no longer be eligible for quotation on PORTAL, and we do not intend to list the notes on any securities exchange or automated dealer quotation system. Our common stock is listed on NASDAQ under the symbol “UTHR.”

Registration Rights

Pursuant to a registration rights agreement with the initial purchaser, we agreed to file a shelf registration statement with the SEC with respect to resales of the notes and the shares of our common stock issuable upon conversion of the notes and use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act of 1933, as amended, or the Securities Act, no later than 180 days after October 30, 2006. If we fail to comply with certain of our obligations under the registration rights agreement, we will be required to pay liquidated damages to the holders of the notes.

Additional Notes

We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes that would give rise to greater current accruals of original issue discount for U.S. federal income tax purposes than the notes offered hereby may be issued. The notes and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes.

Convertible Note Hedge and Warrant Transactions

In connection with the issuance of the notes, we entered into a privately-negotiated convertible note hedge transaction with Deutsche Bank AG London, an affiliate of the initial purchaser of the notes, which is expected to reduce the potential dilution to our common stock upon any conversion of the notes. We also entered into a warrant transaction with Deutsche Bank AG London with respect to our common stock pursuant to which we may issue shares of our common stock. In connection with these transactions, we used approximately $35 million of the net proceeds of our offering of the notes, representing the cost to us of the convertible note hedge transaction, partially offset by the proceeds to us of the warrant transaction.

In connection with these hedging transactions, Deutsche Bank AG London or its affiliates were expected to enter into various over-the-counter derivative transactions with respect to our common stock at, and possibly after, the pricing of the notes and may have purchased or may purchase shares of our common stock in secondary market transactions following the pricing of the notes. These activities could have had, or could have, the effect of increasing the price of our common stock. Deutsche Bank AG London or its affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities or other instruments it may wish to use in connection with such hedging.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the conversion value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert notes.

Risk Factors

See “Risk Factors” beginning on page 11 for a discussion of factors you should consider carefully before investing in the notes.

Summary Historical Consolidated Financial Data

The following summary historical consolidated financial data for the nine-month periods ended September 30, 2006 and 2005 and as of September 30, 2006 are derived from, and qualified by reference to, our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. The summary historical consolidated financial data for each of the years in the three-year period ended December 31, 2005, and as of December 31, 2005 and 2004, are derived from, and qualified by reference to, our audited consolidated financial statements incorporated by reference in this prospectus. The summary data should be read in conjunction with our consolidated financial statements and related notes and the independent registered public accounting firm’s report incorporated by reference in this prospectus. Such consolidated financial statements are included in our filings with the SEC. This summary financial data should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all of which are contained in such SEC filings. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of our financial condition and results of operations for such periods. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Net product sales	$109,301	$82,142	$110,412	$69,539	$49,715
Service sales	4,505	3,870	5,241	4,051	3,626
License fees	—	262	262	—	—
Total revenues	113,806	86,274	115,915	73,590	53,341
Operating expenses:
Research and development	39,233	26,589	36,052	30,713	35,417
Selling, general and administrative	34,841	17,985	24,655	21,418	22,667
Write down of HeartBar® tradename	2,024	—	—	—	—
Cost of product sales	10,722	7,609	10,242	6,347	4,994
Cost of service sales	1,553	1,553	2,073	1,903	1,789
Total operating expenses	88,373	53,736	73,022	60,381	64,867
Income (loss) from operations	25,433	32,538	42,893	13,209	(11,526)
Other income (expense):
Interest income	7,047	3,600	5,359	2,986	2,435
Interest expense	(1)	(8)	(29)	(4)	(112)
Equity loss in affiliate	(398)	(564)	(754)	(785)	(953)
Other, net	37	40	53	43	187
Total other income, net	6,685	3,068	4,629	2,240	1,557
Net income (loss) before income tax	32,118	35,606	47,522	15,449	(9,969)
Income tax (expense) benefit	(13,660)	—	17,494	—	—
Net income (loss)	$18,458	$35,606	$65,016	$15,449	$(9,969)
Net income (loss) per common share:
Basic	0.79	1.57	2.85	0.71	(0.47)
Diluted	0.72	1.41	2.58	0.66	(0.47)
Weighted average number of common shares outstanding:
Basic	23,386	22,700	22,825	21,726	21,135
Diluted	25,464	25,268	25,206	23,351	21,135

	As of September 30,	As of December 31,
	2006	2005	2004
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$48,504	$69,180	$82,586
Marketable investments (1)	155,968	121,833	56,554
Total assets	297,774	291,413	207,158
Total liabilities	22,728	16,311	15,522
Accumulated deficit	(96,867)	(115,325)	(180,341)
Total stockholders’ equity	275,046	275,102	191,636

(1)          Includes approximately $38.8 million, $20.7 million, and $10.1 million of restricted cash and marketable investments as of September 30, 2006, December 31, 2005 and December 31, 2004, respectively.

Ratio of Earnings to Fixed Charges

The following ratios of earnings to fixed charges should be read in conjunction with our consolidated financial statements and related notes relating to the relevant periods and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2005 Form 10-K and 2006 Third Quarter 10-Q.

	Nine Months Ended September 30,	Years Ended December 31,
	2006	2005	2004	2003	2002	2001
	(in thousands, except ratio)
Earnings (losses) from continuing operations before fixed charges	$25,433	$42,893	$13,209	$(11,526)	$(18,003)	$(46,939)
Fixed charges
Interest expenses, net of capitalized interest	$1	$29	$3	$112	$117	$173
Capitalized interest	—	—	—	—	—	—
Portion of rentals representative of interest factor	695	—	—	—	—	—
Total fixed charges	696	29	3	112	117	173
Ratio of earnings to fixed charges	36.54	1,479.07	4,403.00	—	—	—
Excess fixed charges over earnings	$—	$—	$—	$11,638	$18,120	$47,112

RISK FACTORS

You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business, and an investment in the notes. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of the notes and our common stock into which the notes are convertible to decline, which in turn could cause you to lose all or part of your investment.

Risks Related to Our Business

Actual consolidated revenues and net income may be different from published securities analyst projections. In addition, we have a history of losses and may not continue to be profitable.

Many independent securities analysts have published quarterly and annual projections of our revenues and profits. These projections were made independently by the securities analysts based on their own analysis. Such estimates are inherently subject to a degree of uncertainty, in particular because we do not generally provide forward-looking guidance to the public. As a result, the actual revenues and net income may be greater or less than projected by such securities analysts. Even small variations in reported revenues and profits as compared to securities analysts’ expectations can lead to significant changes in our stock price.

Although we have been profitable for every quarter ended after March 31, 2004, we lost money from the date of our inception in 1996 through March 31, 2004. At September 30, 2006, our accumulated deficit was approximately $96.9 million.

Factors that could affect consolidated revenues and profitability and cause our quarterly and annual operating results to fluctuate include the following:

•       Extent and timing of sales of Remodulin to distributors;

•       Levels of Remodulin inventory held by our distributors and changes to those levels from quarter to quarter;

•       Level of patient demand for Remodulin and other products;

•       Status and impact of other approved competitive products such as Ventavis®, Revatio™, Tracleer® and Flolan® and investigational competitive products such as ambrisentan™, Thelin™, Cialis®, Gleevec®, Aviptadil™ and other potential investigational competitive products;

•       Changes in prescribers’ opinions about Remodulin;

•       Impact of medical and scientific opinion about our products;

•       Levels of research and development, selling, general and administrative expenses;

•       Timing of payments to licensors and corporate partners;

•       Retention and growth of patients treated with Remodulin;

•       Remodulin side effects, including impact of infusion site pain and reaction from subcutaneous use of Remodulin and risk of line infections or sepsis relating to intravenous use of Remodulin;

•       Changes in the current pricing and dosing levels of Remodulin;

•       Changes in the length of time that Remodulin vials may be used by patients;

•       Changes in the pricing of other therapies approved for PAH, including possible generic formulations of other approved therapies, such as Flolan, which may be sold in generic form beginning in May 2007;

•       The ability of our distributors to transition to the use of other infusion pumps currently available on the market due to Medtronic’s discontinuance of the 407C infusion pumps;

•       Willingness of private insurance companies, Medicare and Medicaid to reimburse Remodulin at current pricing levels;

•       Impacts of new legislation and regulations and changes to the Medicare and Medicaid programs and their level of reimbursement of Remodulin;

•       Our ability to maintain regulatory approval of Remodulin in the United States and other countries;

•       Additional regulatory approvals for Remodulin in countries other than where it is currently sold;

•       Continued performance by current Remodulin distributors under existing agreements;

•       Size, scope and outcome of development efforts for existing and additional products;

•       Future milestone and royalty payments under license and other agreements;

•       Cost, timing and outcomes of regulatory reviews;

•       Rate of technological advances;

•       Our ability to establish, defend and enforce intellectual property rights;

•       Development of manufacturing resources or the establishment, continuation or termination of third-party manufacturing arrangements;

•       The expected levels and timing of bulk purchases of advanced intermediate compounds and other chemicals used to manufacture treprostinil, the active ingredient of Remodulin;

•       Establishment, continuation or termination of third-party clinical trial arrangements;

•       Development of sales and marketing resources or the establishment, continuation or termination of third-party sales and marketing arrangements;

•       Impact of any regulatory restrictions on our marketing and promotional activities;

•       Recovery of goodwill, intangible assets and investments in affiliates;

•       Collection of accounts receivable and realization of inventories;

•       Risks associated with acquisitions, including the ability to integrate acquired businesses;

•       Unforeseen expenses;

•       Actual growth in sales of telemedicine and arginine products;

•       Actual expenses incurred in future periods; and

•       Completion of additional acquisitions and execution of licensing agreements.

Most of our pharmaceutical products are in clinical studies. We might not maintain or obtain regulatory approvals for our pharmaceutical products and may not be able to sell our pharmaceutical products commercially. Even if we sell our products, we may not be profitable and may not be able to sustain any profitability we achieve.

We may not successfully compete with established drugs and the companies that develop and market them.

We compete with established drug companies during product development for, among other things, funding, access to licenses, expertise, personnel, clinical trial patients, and third-party collaborators. We also compete with these companies following approval of our products. Almost all of these competitors have substantially greater financial, marketing, sales, distribution and technical resources, and more experience in research and development, clinical trials and regulatory matters, than we do.

We are aware of existing treatments that compete with our products, especially in the field of PAH. Patients and doctors may perceive these competing products to be safer, more effective, more convenient or less expensive than Remodulin. Accordingly, sales of Remodulin may not increase or may even decrease if doctors prescribe less Remodulin than they are prescribing at present.

For the treatment of PAH, we compete with many approved products in the United States and worldwide, including the following:

•       Flolan was the first product approved by the FDA for treating PAH and has been marketed by GlaxoSmithKline PLC since 1996 and, beginning in the second quarter of 2006, by Myogen, Inc. On October 6, 2006, Myogen announced that it signed a merger agreement to be acquired by Gilead Sciences, Inc., which is regarded as a large and successful biotechnology company in the United States. Generic formulations of Flolan could be available for commercial sale as early as 2007. Flolan is delivered by intravenous infusion and considered to be an effective treatment by most PAH experts;

•       Ventavis was approved in December 2004 in the United States and in September 2003 in Europe. Ventavis is the only prostacyclin that has been approved for inhalation, whereas Remodulin is only currently approved to be delivered through intravenous or subcutaneous infusion. Ventavis is marketed by CoTherix, Inc. in the United States and Schering AG in Europe. On November 20, 2006, CoTherix announced that it signed an agreement to be acquired by Actelion, Ltd., the manufacturer and distributor of Tracleer;

•       Tracleer, the first oral drug to be approved for PAH, is also the first drug in its class, known as endothelin receptor antagonists. Tracleer was approved in December 2001 in the United States and May 2002 in Europe. Tracleer is marketed by Actelion, Ltd. worldwide. As an oral therapy, Tracleer is a very convenient therapy; and

•       Revatio was approved in June 2005 in the United States. Revatio is also an oral therapy and is marketed by Pfizer. Revatio is a different formulation of the very successful drug Viagra® and is the first drug in its class, known as PDE-5 inhibitors, to be approved for PAH.

Doctors may reduce the dose of Remodulin given to their patients if they prescribe our competitors’ products in combination with Remodulin. In addition, certain of our competitors’ products are less invasive than Remodulin and the use of these products may delay or prevent initiation of Remodulin therapy.

Many companies are marketing and developing products containing arginine that compete with our arginine product line. Many local and regional competitors and a few national competitors provide cardiac Holter and event monitoring services and systems that compete with our telemedicine products. A number of drug companies are pursuing treatments for ovarian and other cancers and hepatitis that will compete with any products we may develop from our immunotherapeutic monoclonal antibody platform and glycobiology antiviral agents platform.

Discoveries or developments of new technologies by others may make our products obsolete or less useful.

Other companies may make discoveries or introduce new products that render all or some of our technologies and products obsolete or not commercially viable. Researchers are continually making new discoveries that may lead to new technologies to treat the diseases for which our products are intended. In addition, alternative approaches to treating chronic diseases, such as gene therapy, may make our products obsolete or noncompetitive. Other investigational therapies for PAH could be used in combination with Remodulin. If this happens, doctors may reduce the dose of Remodulin given to their patients. This could result in less Remodulin being used by such patients and, hence, reduced sales of Remodulin.

We are aware of investigational products being developed for the treatment of PAH with which our products may have to compete.

Remodulin and our other treprostinil-based products may have to compete with investigational products currently being developed by other companies, including:

•       Sitaxsentan (Thelin) is being developed by Encysive Pharmaceuticals, Inc. (Encysive) worldwide for the treatment of PAH. Encysive has completed testing of Thelin, an oral tablet, and, based on favorable results, has filed for approval with the FDA in the United States. This application is currently being reviewed. In July 2006, Encysive announced that the FDA determined that Thelin was approvable with one substantive item remaining unresolved. In August 2006, Encysive announced that Thelin received marketing authorization in all 25 nations in the European Union. If approved in the United States, Thelin would become the second drug available in the class known as endothelin receptor antagonists;

•       Ambrisentan is being developed by Myogen, Inc. for the treatment of PAH. Ambrisentan, an oral tablet, has completed pivotal clinical testing and is also an endothelin receptor antagonist;

•       Cialis is an approved oral treatment for erectile dysfunction and is currently marketed by Lilly ICOS LLC, a joint venture of Eli Lilly and Company and ICOS Corporation. Cialis is currently being studied in patients with PAH, and is in the same class of drugs as Revatio. On October 17, 2006, ICOS Corporation announced that it signed a merger agreement to be acquired by Eli Lilly and Company, which is a regarded as a large and successful pharmaceutical company in the United States;

•       Gleevec is an approved oral treatment for chronic myeloid leukemia (a cancer of the blood and bone marrow) and is currently marketed by Novartis Pharmaceuticals Corporation. Recently, researchers experienced in PAH have conducted studies of Gleevec and believe that it may be effective in treating PAH;

•       Aviptadil, an inhaled formulation of vasoactive intestinal peptide, is being developed by mondoBIOTECH Holding SA, for the treatment of PAH. In September 2006, mondoBIOTECH announced that it had outlicensed Aviptadil for the treatment of PAH to Biogen-Idec Inc., which is regarded as a large and successful biotechnology company in the United States;

•       PRX-08066, a serotonin receptor 5-HT2B antagonist, is being developed by Predix Pharmaceuticals Holdings, Inc., as an oral tablet for the treatment of PAH. Two Phase I clinical trials of PRX-08066 are being conducted in healthy volunteers;

•       PulmoLAR™ is being developed by PR Pharmaceuticals, Inc. It is a once-a-month injectible which contains a metabolite of estradiol and has been shown in animal and cell models to address the key pathological processes associated with PAH; and

•       Oral and inhaled formulations of Fasudil, a rho-kinase inhibitor, are being developed by CoTherix, Inc. for the treatment of PAH. Fasudil is currently approved in Japan as an intravenous drug to treat a disease unrelated to PAH.

There may be additional drugs in development for PAH and there may also be currently approved drugs that may be effective in treating the disease. If any of these drugs in development or other currently approved drugs are used to treat PAH, sales of Remodulin may fall.

If third-party payers will not reimburse patients for our drug products or if third-party payers limit the amount of reimbursement, our sales will suffer.

Our commercial success depends heavily on third-party payers, such as Medicare, Medicaid and private insurance companies, agreeing to reimburse patients for the costs of our pharmaceutical products. These third-party payers frequently challenge the pricing of new and expensive drugs, and it may be difficult for pharmacies selling Remodulin to convince these payers to reimburse patients for the cost of Remodulin. Remodulin and the associated infusion pump and supplies are very expensive. We believe our investigational products, if approved, will also be very expensive. Presently, most third-party payers, including Medicare and Medicaid, reimburse patients for the cost of Remodulin therapy. In the past, Medicare has not reimbursed the full cost of the therapy for some patients. Beginning on January 1, 2007, the Medicare Modernization Act requires that we and the Centers for Medicare and Medicaid Services negotiate a new price for Remodulin. Third-party payers may not approve our new products for reimbursement or may not continue to approve Remodulin for reimbursement, or may seek to reduce the amount of reimbursement for Remodulin based on changes in pricing of other therapies for PAH, including possible generic formulations of other approved therapies, such as Flolan, which may be sold in generic form beginning in May 2007. If third-party payers do not approve a product of ours for reimbursement or limit the amount of reimbursement, sales will suffer, as patients will opt for a competing product that is approved for reimbursement.

We rely on third parties to develop, market, distribute and sell most of our products and those third parties may not perform.

We are currently marketing products in three of our five therapeutic platforms: Remodulin in our prostacyclin analog platform, products in our arginine formulations platform, and CardioPAL cardiac event monitors and Holter monitors in our telemedicine platform. We do not have the ability to independently conduct clinical studies, obtain regulatory approvals, market, distribute or sell most of our products and intend to rely substantially on experienced third parties to perform all of those functions. We may not locate acceptable contractors or enter into favorable agreements with them. If third parties do not successfully carry out their contractual duties or meet expected deadlines, we might not be able to obtain marketing approvals and sell our products.

Medtronic MiniMed was our exclusive partner for the subcutaneous delivery of Remodulin using the MiniMed microinfusion device for PAH until November 14, 2006. Medtronic had advised us that it intends to discontinue making infusion pumps for subcutaneous delivery of Remodulin after first giving our distributors and us the opportunity to purchase desired quantities, and on November 14, 2006, we mutually agreed with MiniMed to terminate our contract. We relied on Medtronic MiniMed’s experience, expertise and performance in supplying the infusion pumps. Any disruption in the supply to PAH patients of infusion devices could delay or prevent patients from initiating or continuing Remodulin therapy, which could adversely affect our revenues. Doctors and patients may not be able to obtain acceptable substitute delivery devices to replace the Medtronic pumps when the available supply held by our distributors has been depleted. Similarly, we rely on Accredo Therapeutics, Inc. (a wholly owned subsidiary of Medco Health Solutions, Inc.), CuraScript (a wholly owned subsidiary of Express Scripts, Inc. and formerly Priority Healthcare Corporation) and Caremark, Inc. (which has agreed to merge with CVS Corporation, with the merger expected to be completed in 2007) to market, distribute, and sell Remodulin in the United States. On December 18, 2006, Express Scripts, Inc. proposed to acquire Caremark for more than CVS had offered. If Express Scripts is successful in closing this Acquisition, it is possible that the pulmonary hypertension operations of CuraScripts and Caremark would be combined, leaving us with only two distributors in the United States. Accredo, CuraScript and Caremark are also responsible for convincing third-party payers to reimburse patients for the cost of Remodulin, which is very expensive. If our partners and contractors do not achieve acceptable profit margins, they may not continue to distribute our products.

If our partners in the United States and internationally are unsuccessful in their efforts, our revenues will suffer.

During 2005, two of our Remodulin distributors in the United States were sold to larger companies. More recently, in November 2006, Caremark announced its agreement to merge with CVS. These distributors continue to purchase Remodulin from us and distribute it. Together, they account for the majority of the Remodulin sales we have made thus far. When these distributors were independently managed, the Remodulin franchise was a more significant business to them, because they were much smaller. Now, Remodulin is much less significant to these distributors because they are, or with respect to Caremark, will be upon completion of the pending merger, divisions or subsidiaries of multi-billion dollar companies. In addition, we have been informed that, effective January 1, 2007, Accredo will become the exclusive U.S. distributor for Flolan. It is possible, therefore, that these distributors may devote fewer resources to the distribution of Remodulin. If so, this may negatively impact our sales.

If we cannot maintain regulatory approvals for our products, we cannot sell those products and our revenues will suffer.

The process of obtaining and maintaining regulatory approvals for new drugs is lengthy, expensive and uncertain. The manufacture, distribution, advertising and marketing of these products are subject to extensive regulation. Any new product approvals we receive in the future could include significant restrictions on the use or marketing of the product. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements, including those relating to misleading advertising or upon the occurrence of adverse events following commercial introduction of the products. We received one warning letter from the FDA related to advertising in 2005, which was resolved satisfactorily.

We rely heavily on sales of Remodulin. During the nine months ended September 30, 2006, our Remodulin sales accounted for 95 percent of our total revenues. If approvals are withdrawn for Remodulin or any other product, we cannot sell that product and our revenues will suffer. In addition, if product approvals are withdrawn, governmental authorities could seize our products or force us to recall our products.

Our products may not be commercially successful because physicians and patients may not accept them.

Even if regulatory authorities approve our products, they may not be commercially successful. We expect that most of our products, including Remodulin, which is already approved by the FDA, will be very expensive. Patient acceptance of and demand for our products will depend largely on the following factors:

•       Acceptance by physicians and patients of our products as safe and effective therapies;

•       Willingness of payers to reimburse and the level of reimbursement of drug and treatment costs by third-party payers such as Medicare, Medicaid and private insurance companies;

•       Safety, efficacy, pricing and convenience of alternative products;

•       Convenience and ease of administration of our products; and

•       Prevalence and severity of side effects associated with our products, including the infusion site pain and reaction associated with the use of subcutaneous Remodulin and the risk of line infections or sepsis associated with the use of intravenous Remodulin.

Reports of side effects, such as sepsis, associated with intravenous Remodulin could cause physicians and patients to not accept Remodulin or to cease to use Remodulin in favor of alternative treatments.

Sepsis is a serious and potentially life-threatening infection of the bloodstream caused by a wide variety of bacteria. Intravenous prostacyclins are infused continuously through a catheter placed in patients’ chests, and sepsis is an expected consequence of this type of delivery. As a result, sepsis is included as a risk in both the Remodulin and Flolan package inserts. The Flolan package insert specifically documents the risk rate of sepsis at 0.32 events per patient per year, meaning one patient out of every three taking the drug is expected to have a sepsis infection each year. Or, each patient on Flolan is expected to have one sepsis infection every three years. The Remodulin package insert notes that two of 38 patients experienced catheter-related infection in an open-label 12-week study, but does not provide any data relating to expected risk rate. Historical data on intravenous prostacyclin administration does not identify the specific types of bacteria responsible for these infections.

In September 2006, we were notified by a physician about a perceived increase in the incidence of a type of sepsis infection occurring in patients receiving intravenous Remodulin. These incidences of sepsis were apparently caused by a particularly virulent family of pathogens known collectively as Gram negative bacteria. We requested safety reports from the clinician in order to properly document, analyze and report these infections, and began a full inquiry. In advance of our receiving the requested case reports, the physician contacted the United States Centers for Disease Control and Prevention, or the CDC.

On September 25, 2006, we sent a letter to approximately 265 physicians known to have prescribed Remodulin in the United States during 2006. Although, in this letter, we explained why we believed the infections were unlikely to be related to contamination of Remodulin vials and described the many steps we were taking to continue our inquiry, including the retention of a prominent infectious disease expert, and our pledge to closely work with the CDC, it is possible that physicians and patients may cease to use Remodulin in response to the reports of occurrences of sepsis. As of October 18, 2006, we had received approximately 37 safety reports in response to our request to report septic events. This number of reports is well within the expected range of incidents, based upon the rate provided in the Flolan package insert. We are providing all cases related to this inquiry to the appropriate regulatory agencies and the CDC. The CDC also sent a letter to prescribers in the United States requesting reports of all Gram negative infections in patients receiving intravenous prostacyclin (Remodulin and Flolan) therapy.

On November 29, 2006, we sent an update letter to these physicians informing them of the status of the investigation. In this letter, we reported that in an open label investigator study in which 47 intravenous Remodulin patients were followed for up to a year, there were seven reported infection events, or 0.20 events per patient per year. In addition, we reported that we have received 45 reports of Gram negative sepsis, which is approximately 5% of all patients who have received intravenous Remodulin. This rate of Gram negative infection is consistent with the expected rate of infection based on published reports.

Although the risk of sepsis is included in the Remodulin label, and the occurrence of sepsis is familiar to physicians who treat pulmonary arterial hypertension, concern about these infections may adversely impact physicians’ prescribing practices in regard to Remodulin while the investigation remains ongoing. In addition, there can be no assurance as to the timing and outcome of both our internal inquiry and the CDC inquiry into this matter. If these inquires result in a finding of an increased safety risk in connection with the administration of intravenous Remodulin, our sales would suffer and our profits could be severely impacted.

We have limited experience with production and manufacturing and depend on third parties, who may not perform, to synthesize and manufacture many of our products.

Prior to our 1999 acquisition of SynQuest, Inc., a company that manufactured treprostinil, the bulk active ingredient in Remodulin, we had no experience with manufacturing. Presently, commercial treprostinil is being manufactured only by us with reliance on third parties for certain raw and advanced intermediate materials.

The OvaRex drug that is currently being used in our studies was made by a contract manufacturer and will expire in early 2008. In 2007, we plan to make the OvaRex antibody for the first time ourselves, in our new Silver Spring laboratory. Biological drugs are generally the most complex drugs to manufacture, and we have never attempted to manufacture them in-house before. After we manufacture our own OvaRex, we must then demonstrate that it is comparable to the drug used in the Phase III clinical trials. Even if our OvaRex trials are successful, we will not be able to obtain approval for OvaRex unless we can demonstrate that the OvaRex antibody we manufacture is comparable to the drug used in the trials. If we cannot demonstrate the comparability prior to the expiration date, then we may have to repeat the OvaRex trials with the new drug that we manufacture. Although the laboratory is completed and is occupied by our personnel, we are still readying the equipment, performing test runs, and finalizing procedures for our developmental production runs prior to our process scale-up and validation production runs of OvaRex. In addition, we are working with our builders to complete or repair certain aspects of the laboratory. We hope to commence process scale-up and validation production of the OvaRex antibody in early 2007.

We rely on third parties for the manufacture of all our products other than treprostinil. We rely on Baxter Healthcare Corporation for the formulation of Remodulin from treprostinil. We rely on Cardinal Health, Inc. for stability studies on Remodulin, the formulation of treprostinil for inhalation use, the formulation of tablets for the oral clinical trials, and analyses of other products that we are developing. We rely on MSI of Central Florida, Inc. to manufacture our telemedicine devices. We rely on other manufacturers to make our investigational drugs and devices for use in trials.

Although there are a limited number of companies that could replace each of these suppliers, we believe that other suppliers could provide similar services and materials. A change in suppliers, however, could cause a delay in distribution of Remodulin and other products, and in the conduct of clinical trials and commercial launch, which would adversely affect our research and development efforts and future sales efforts.

Our manufacturing strategy presents the following risks:

•       The manufacturing processes for some of our products have not been tested in quantities needed for commercial sales;

•       Delays in scale-up to commercial quantities and process validation could delay clinical studies, regulatory submissions and commercialization of our products;

•       A long lead time is needed to manufacture treprostinil and Remodulin, and the manufacturing process is complex;

•       We and the manufacturers and formulators of our products are subject to the FDA’s and international drug regulatory authorities’ good manufacturing practices regulations and similar international standards, and although we control compliance issues with respect to synthesis and manufacturing conducted internally, we do not have control over compliance with these regulations by our third-party manufacturers;

•       Even if we and the manufacturers and formulators of our products comply with the FDA’s and international drug regulatory authorities’ good manufacturing practices regulations and similar international standards, the sterility and quality of the products being manufactured and formulated may be deficient. If this occurred, such products would not be available for sale or use;

•       If we have to change to another manufacturing or formulation contractor for any reason or abandon our own manufacturing operations, the FDA and international drug regulators would require new testing and compliance inspections, and the new manufacturer would have to be educated in the processes necessary for the validation and production of the affected product. We were recently notified that Cardinal Health intends to sell its formulation business and there can be no assurances that a purchaser of this business will continue formulating treprostinil for both our inhalation and oral clinical trials;

•       We may not be able to develop or commercialize our products, other than Remodulin, as planned or at all and may have to rely solely on internal manufacturing capacity;

•       We are transferring all of our drug laboratory operations to the Silver Spring, Maryland, facility recently built, and such transfer could result in manufacturing inefficiencies or delays because the building, equipment and many of the employees being deployed there will be new to the process of making our products. Additionally, the FDA and international drug regulators will require new testing and compliance inspections for approval of the facility, and this could result in delays;

•       The supply of raw and advanced intermediate materials and components used in the manufacture and packaging of treprostinil, Remodulin and other products may be interrupted, which could delay the manufacture and subsequent sale of such products. Any proposed substitute materials and components are subject to approval by the FDA and international drug regulators before any manufactured product can be sold. The timing of such FDA and international drug regulatory approval is difficult to predict and approvals may not be timely obtained;

•       Without substantial experience in operating our new production facility, we may not be able to successfully produce treprostinil without a third-party manufacturer; and

•       We may not have intellectual property rights, or may have to share intellectual property rights, to many of the improvements in the manufacturing processes or new manufacturing processes for our new products.

Any of these factors could delay clinical studies or commercialization of our products, entail higher costs, and result in our inability to effectively sell our products.

If our products fail in clinical studies, we will not be able to obtain or maintain FDA and international approvals and will not be able to sell those products.

In order to sell our pharmaceutical products, we must receive regulatory approvals. To obtain those approvals, we must conduct clinical studies demonstrating that the drug product, including its delivery mechanism, is safe and effective. If we cannot obtain approval from the FDA and international drug regulators for a product, that product cannot be sold, and our revenues will suffer.

We have initiated a Phase II/III clinical study of an inhaled formulation of treprostinil and Phase II/III studies of an oral formulation of Remodulin. Our lead glycobiology antiviral agent, UT-231B, completed a Phase II, proof-of-concept study in late 2004. In that trial, UT-231B did not demonstrate efficacy against hepatitis C in a population of patients that previously failed conventional treatments. We are now conducting preclinical testing of additional glycobiology drug candidates. We are also currently conducting two identical Phase III pivotal studies of OvaRex for the treatment of ovarian cancer. We are still completing or planning pre-clinical studies for our other products.

In the past, several of our product candidates have failed or been discontinued at various stages in the product development process, including, but not limited to: beraprost, which failed in Phase III testing for early stage peripheral vascular disease; Ketotop, which failed in Phase III testing for osteoarthritis of the knee; and UT-77, which failed in Phase II testing for chronic obstructive pulmonary disease. Also, the length of time that it takes for us to complete clinical trials and obtain regulatory approval for product marketing has in the past varied by product and by the intended use of a product. We expect that this will likely be the case with future product candidates and we cannot predict the length of time to complete necessary clinical trials and obtain regulatory approval.

Our ongoing and planned clinical studies might be delayed or halted for various reasons, including:

•       The drug is not effective, or physicians think that the drug is not effective;

•       Patients do not enroll in the studies at the rate we expect;

•       Patients experience severe side effects during treatment;

•       Other investigational or approved therapies are viewed as more effective or convenient by physicians or patients;

•       Patients die during the clinical study because their disease is too advanced or because they experience medical problems that are not related to the drug being studied;

•       Drug supplies are not available or suitable for use in the studies; and

•       The results of preclinical testing cause delays in clinical trials.

In addition, the FDA and international regulatory authorities have substantial discretion in the approval process. The FDA and international regulatory authorities may not agree that we have demonstrated that our products are safe and effective.

Our corporate compliance program cannot guarantee that we are in compliance with all potentially applicable federal, state and international regulations.

The development, manufacture, distribution, pricing, sales, marketing, and reimbursement of our products, together with our general operations, are subject to extensive federal, state and international regulation. While we have developed and instituted corporate compliance programs, we cannot assure that we or our employees are or will be in compliance with all potentially applicable federal, state and international regulations. If we fail to comply with any of these regulations, a range of actions could result, including, but not limited to, the termination of clinical trials, the failure to approve a product candidate, restrictions on our products or manufacturing processes, including withdrawal of our products from the market, significant fines, exclusion from government healthcare programs, or other sanctions or litigation.

If the licenses, assignments and alliance agreements we depend on are breached or terminated, we would lose our right to develop and sell the products covered by the licenses, assignments and alliance agreements.

Our business depends upon the acquisition, assignment and license of drugs and other products which have been discovered and initially developed by others, including Remodulin and all of the other products in the prostacyclin platform, all of the products in the immunotherapeutic monoclonal antibody platform, all of the products in the glycobiology antiviral agents platform, and all arginine based products. Under our product license agreements, we are granted certain rights to existing intellectual property owned by third parties subject to the terms of each license agreement, whereas assignment agreements transfer all right, title and ownership of the intellectual property to us, subject to the terms of each assignment agreement. We have also obtained licenses to other third-party technology to conduct our business. In addition, we may be required to obtain licenses to other third-party technology to commercialize our early-stage products. This dependence has the following risks:

•       We may not be able to obtain future licenses, assignments and agreements at a reasonable cost or at all;

•       If any of our licenses or assignments are terminated, we will lose our rights to develop and market the products covered by such licenses or assignments;

•       The licenses and assignments that we hold generally provide for termination by the licensor or assignor in the event we breach the license or assignment agreement, including failing to pay royalties and other fees on a timely basis;

•       In the event that GlaxoSmithKline (formerly Glaxo Wellcome) terminates its assignment agreement or Pfizer (formerly Pharmacia) terminates its license agreement, we will have no further rights to utilize the assigned patents or trade secrets to develop and commercialize Remodulin. For the nine months ended September 30, 2006, sales of Remodulin accounted for approximately 95 percent of our total revenues. GlaxoSmithKline or Pfizer could seek to terminate the assignment or license, respectively, in the event that we fail to pay royalties based on sales of Remodulin; and

•       If licensors fail to maintain the intellectual property licensed or assigned to us as required by most of our license and assignment agreements, we may lose our rights to develop and market some or all of our products and may be forced to incur substantial additional costs to maintain the intellectual property ourselves or force the licensor or assignor to do so.

Certain license and assignment agreements relating to our products may restrict our ability to develop products in certain countries and/or for particular diseases and impose other restrictions on our freedom to develop and market our products.

When we acquire, license or receive assignments of drugs and other products that have been discovered and initially developed by others, we may receive rights only to develop such drugs or products in certain territories and not throughout the world. For example, we do not have the right to market OvaRex and all our other monoclonal antibody immunotherapies for sale in most of Europe and the Middle East, and we only have the rights to market beraprost for sale in the United States and Canada.

In addition, provisions in our license and assignment agreements impose other restrictions on our freedom to develop and market our products. For example, in assigning Remodulin to us, GlaxoSmithKline retained an exclusive option and right of first refusal to negotiate a license agreement with us if we ever decide to license any aspect of the commercialization of Remodulin anywhere in the world. Similarly, in connection with its licenses of beraprost to us, Toray Industries, Inc. (Toray) obtained a right of first refusal from us to develop and sell in Japan up to two compounds that we develop. We also agreed to provisions giving Toray the conditional right to approve our North American distributor, establishing a conditional restricted non-competition clause, and requiring minimum annual sales in order to maintain our exclusive rights to beraprost. The restrictions that we have accepted in our license and assignment agreements restrict our freedom to develop and market our products in the future.

If our patent and other intellectual property protection is inadequate, our sales and profits could suffer or competitors could force our products completely out of the market.

Our U.S. patent for the method of treating pulmonary hypertension with Remodulin is currently set to expire in October 2014. The patent for OvaRex and its method of use are the subject of a combination of issued patents and pending applications in the United States and around the world. The issued patents for OvaRex have expiration dates ranging from 2016 to 2022. We believe that some of the patents to which we have rights may be eligible for extensions of up to five years based upon patent term restoration procedures in Europe and in the United States under the Waxman-Hatch Act. Competitors may develop products based on the same active ingredients as our products, including Remodulin, and market those products after the patents expire, or may design around our existing patents. If this happens, our sales would suffer and our profits could be severely impacted.

Patents may be issued to others that prevent the manufacture or sale of our products. We may have to license those patents and pay significant fees or royalties to the owners of the patents in order to keep marketing our products. This would cause profits to suffer. We have been granted patents in the United States for the synthesis of Remodulin, but patent applications that have been or may be filed by us may not result in the issuance of additional patents. The scope of any patent issued may not be sufficient to protect our technology. The laws of international jurisdictions in which we intend to sell our products may not protect our rights to the same extent as the laws of the United States.

In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology advances. We enter into confidentiality agreements with our employees and others, but these agreements may not be effective in protecting our proprietary information. Others may independently develop substantially equivalent proprietary information or obtain access to our know-how.

Litigation, which is very expensive, may be necessary to enforce or defend our patents or proprietary rights and may not end favorably for us. While we have recently settled pending litigation against two parties related to our arginine patents, we may in the future choose to initiate litigation against other parties who we come to believe have violated our patents or other proprietary rights. If such litigation is unsuccessful or if the patents are invalidated or canceled, we may have to write off the related intangible assets and such an event could significantly reduce our earnings. Any of our licenses, patents or other intellectual property may be challenged, invalidated, canceled, infringed or circumvented and may not provide any competitive advantage to us.

If our highly qualified management and technical personnel leave us, our business may suffer.

We are dependent on our current management, particularly our founder and Chief Executive Officer, Martine Rothblatt, Ph.D.; our President and Chief Operating Officer, Roger Jeffs, Ph.D.; our Chief Financial Officer and Treasurer, John Ferrari; our Executive Vice President for Strategic Planning, General Counsel and Corporate Secretary, Paul Mahon; our Executive Vice President and Chief Operating Officer for Production, David Walsh, Ph.D.; our Senior Vice President for Pharmaceutical Development, David Zaccardelli, Pharm.D.; and our Senior Vice President for Biologics Production, Development and Supply, James Levin, DVM. While these individuals are employed by us pursuant to multi-year employment agreements, employment agreements do not ensure the continued retention of employees. We do not maintain key person life insurance on these officers. Our success will depend in part on retaining the services of our existing management and key personnel and attracting and retaining new highly qualified personnel. Expertise in the field of cardiovascular medicine, infectious disease and oncology is not generally available in the market, and competition for qualified management and personnel is intense.

We may not have adequate insurance and may have substantial exposure to payment of product liability claims.

The testing, manufacture, marketing, and sale of human drugs involve product liability risks. Although we currently have product liability insurance covering claims up to $20 million per occurrence and in the aggregate for our products, we may not be able to maintain this product liability insurance at an acceptable cost, if at all. In addition, this insurance may not provide adequate coverage against potential losses. If claims or losses exceed our liability insurance coverage, we may go out of business.

We may not have, or may have to share rights to, future inventions arising from our license, assignment and alliance agreements and may lose potential profits or savings.

Pursuant to our agreements with certain business partners, any new inventions or intellectual property that arise from our activities will be owned jointly by us and these partners. If we do not have rights to new developments or inventions that arise during the terms of these agreements, or we have to share the rights with others, we may lose some or all of the benefit of these new rights, which may mean a loss of future profits or savings generated from improved technology.

If we need additional financing and cannot obtain it, product development and sales may be limited.

We may need to spend more money than currently expected because we may need to change our product development plans or product offerings to address difficulties with clinical studies, to prepare for commercial sales or to continue sales of Remodulin. We may not be able to obtain additional funds on commercially reasonable terms or at all. If additional funds are not available, we may be compelled to delay clinical studies, curtail operations or obtain funds through collaborative arrangements that may require us to relinquish rights to certain products or potential markets.

Our activities involve hazardous materials, and improper handling of these materials could expose us to significant liabilities.

Our research and development and manufacturing activities involve the controlled use of chemicals and hazardous materials and we are expanding these activities to additional new locations. As a consequence, we are subject to numerous federal, state, and local environmental and safety laws and regulations, including those governing the management, storage and disposal of hazardous materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations, and substantial fines and penalties for failure to comply with these laws and regulations. While we believe that we are currently in substantial compliance with laws and regulations governing these materials, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, we could be liable for civil damages that result or for the cleanup of any release of hazardous materials, the cost of which could be substantial. Any such liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Notes and Our Common Stock

We continue to have the ability to incur debt; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the notes.

The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the notes and our creditworthiness generally.

The adjustment to the conversion rate for notes converted in connection with a qualifying change in control may not adequately compensate you for any lost value of your notes as a result of such transaction.

Following a qualifying change in control, if a holder elects to convert its notes in connection with such corporate transaction, we will increase the conversion rate by an additional number of shares of common stock upon conversion in certain circumstances. The increase in the conversion rate will be determined based on the date on which the qualifying change in control occurs or becomes effective and the price paid per share of our common stock in the change in control or the average of the last reported sale prices of our common stock over the five trading day period ending on the trading day preceding the effective date of such qualifying change in control, as described below under “Description of the Notes—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Change in Control.” The adjustment to the conversion rate for notes converted in connection with a qualifying change in control may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid per share of our common stock in the qualifying change in control or the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of such qualifying change in control, as applicable, is greater than $250.00 per share or less than $62.17 (in each case, subject to adjustment), no adjustment will be made to the conversion rate.

We may not have, and may not have the ability to raise, the funds necessary to repurchase the notes upon a fundamental change or to pay you cash upon conversion of your notes, as required by the indenture governing the notes.

Following a fundamental change as described under “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change,” holders of notes may require us to repurchase their notes for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, we will be required to make cash payments to holders upon conversion of the notes, which may occur upon any of the circumstances described under “Description of the Notes—Conversion of Notes.” We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any notes tendered by holders for repurchase upon a fundamental change or to make cash payments with respect to any notes that are converted. In addition, restrictions in our then-existing credit facilities or other indebtedness may not allow us to repurchase the notes or to make cash payments due upon conversion of the notes. Our failure to repurchase the notes when required or to make cash payments upon conversion of the notes will result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Upon conversion of the notes, we will pay only cash in settlement of the principal amount or (if lower) the conversion value thereof and we will settle any amounts in excess thereof in shares of our common stock.

The notes will be net share settled, which means that we will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering shares of our common stock in settlement of the portion of the conversion obligation (if any) in excess of the principal amount of the notes. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock. In addition, any settlement of a conversion of notes will occur on the third business day immediately following the 20 trading day period beginning on the third trading day after our receipt of the holder’s conversion notice and the value will be based upon the value of our common stock during a 20-day reference period. Accordingly, you may receive less value than you expected because the value of our common stock may decline (or fail to appreciate as much as you may expect) between the day that you exercise your conversion right and the day on which we settle our conversion obligation.

Although the notes are referred to as “senior notes,” the notes are effectively subordinated to any liabilities of our subsidiaries and the rights of our existing and future secured creditors.

The notes are structurally subordinated to all present and future debt and other obligations of our subsidiaries. In addition, the notes are effectively subordinated to our obligations under our synthetic operating lease and related agreements with Wachovia Development Corporation and its affiliates and any future secured debt to the extent of the value of the collateral securing such obligations and indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured obligations will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured obligations that are deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

The notes may not have an active market and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.

There is no active trading market for the notes. The notes originally issued in the private placement are eligible for quotation on PORTAL. However, notes sold pursuant to this prospectus will no longer be eligible for quotation on PORTAL. The notes will not be listed on any securities exchange or on any automated dealer quotation system. An active trading market for the notes may not develop. If such a market develops, it may not provide sufficient liquidity to permit you to sell your notes. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities, and general economic conditions.

Moreover, even if you are able to sell your notes, you may not receive a favorable price for your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

Any adverse rating of the notes may cause the value of the notes to fall.

We do not intend to seek a rating on the notes by Standard & Poor’s Credit Market Services, Moody’s Investor Services, Inc., or any other rating agency. If the notes are rated in the future, one or both of these rating agencies may lower the ratings on the notes. If the rating agencies reduce their ratings on the notes in the future or indicate that they have their ratings on the notes under surveillance or review with possible negative implications, the value of the notes could decline. In addition, a ratings downgrade could adversely affect our ability to access capital. Ratings on the notes are not a recommendation to buy the notes and such ratings may be withdrawn or changed at any time.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

We may issue additional shares of our common stock, or securities convertible into our common stock, during the life of the notes and have no obligation to consider your interests for any reason. If we issue additional shares of our common stock or such convertible securities, we may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion price of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends, and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion of Notes—Conversion Price Adjustments.” The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which a note would otherwise be convertible.

The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture does not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except as described under “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change.”

Our stock price could be volatile and could decline.

The market prices for securities of drug and biotechnology companies, including us, are highly volatile, and there are significant price and volume fluctuations in the market that may be unrelated to particular companies’ operating performances. Our stock price could decline suddenly due to the following factors, among others:

•       Quarterly and annual financial and operating results;

•       Failure to meet estimates or expectations of securities analysts or our projections;

•       The pace of enrollment in and the results of clinical trials;

•       Physician, patient, or public concerns as to the efficacy and/or safety of products marketed or being developed by us or by others;

•       Changes in or new legislation and regulations affecting reimbursement of Remodulin by Medicare or Medicaid and changes in reimbursement policies of private health insurance companies;

•       Announcements by us or others of technological innovations or new products or announcements regarding our existing products;

•       Developments in patent or other proprietary rights;

•       Future sales of substantial amounts of common stock by us or our existing stockholders;

•       Future sales of common stock by our directors and officers;

•       Failure to maintain approvals to sell Remodulin;

•       The adoption of significant short positions in our common stock by hedge funds or other significant investors or the accumulation of our stock by hedge funds or other institutional investors with investment strategies that may lead to short-term holdings;

•       Timing and outcome of additional regulatory approvals; and

•       General market conditions.

Future sales of shares of our common stock may depress our stock price.

If we issue common stock to raise capital, or our stockholders transfer their ownership of our common stock or sell a substantial number of shares of common stock in the public market, or investors become concerned that substantial sales might occur, the market price of our common stock could decrease. Three of our four executive officers have announced their adoption of 10b5-1 prearranged trading plans. In accordance with these plans, these executives periodically sell a specified number of our shares of common stock either owned by them or acquired through the exercise of stock options. However, our executives and directors may choose to sell additional shares outside of 10b5-1 trading plans and one executive and five directors have done so. In addition, Toray has an option to acquire 500,000 shares of our common stock and piggyback registration rights with respect to such shares that arise if and when this option becomes exercisable. A decrease in our common stock price could make it difficult for us to raise capital by selling stock or to pay for acquisitions using stock. To the extent outstanding options are exercised or additional shares of capital stock are issued, existing stockholders may incur additional dilution.

Conversion of the notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes.

The conversion of some or all of the notes after our stock price reaches $105.67 per share will dilute the ownership interests of our existing stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The trading prices for the notes will be directly affected by the trading prices for our common stock, which are difficult to predict.

The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us by hedging or arbitrage trading activity that may develop involving our common stock. This arbitrage could, in turn, affect the trading prices of the notes. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our restated certificate of incorporation, as amended, or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences, or special rights of our common stock or other classes of capital stock.

The convertible note hedge and call warrant transactions may affect the value of the notes and the trading price of our common stock.

In connection with the issuance of the notes, we entered into a privately-negotiated convertible note hedge transaction with Deutsche Bank AG London, which is expected to reduce the potential dilution to our common stock upon any conversion of the notes. In the event that the counterparty in the transaction fails to deliver shares to us as required under the note hedge documents or as a result of a breach of the note hedge documents by us, we will be required to issue shares in order to meet our share delivery obligations with respect to the converted notes. We also entered into a warrant transaction with Deutsche Bank AG London with respect to our common stock pursuant to which we may issue shares of our common stock. In connection with these transactions, we used approximately $35 million of the net proceeds of the offering of the notes, representing the cost to us of the convertible note hedge transaction, partially offset by the proceeds to us of the warrant transaction. In connection with hedging these transactions, Deutsche Bank AG London or its affiliates were expected to enter into various over-the-counter derivative transactions with respect to our common stock at, and possibly after, the pricing of the notes and may have purchased or may purchase shares of our common stock in secondary market transactions following the pricing of the notes. These activities could have had, or could have, the effect of increasing the price of our common stock. Deutsche Bank AG London or its affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities or other instruments it may wish to use in connection with such hedging. The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock (including during any period used to determine the amount of consideration deliverable upon conversion of the notes) and the value of the notes and, as a result, the conversion value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert notes.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain U.S. Federal Income Tax Considerations.”

Conversion of notes into cash or a combination of both cash and our common stock will require U.S. holders to recognize taxable gains.

Upon the conversion of a note into a combination of both cash and our common stock, a U.S. holder generally will be required to recognize gain on the conversion for United States federal income tax purposes. Prospective investors should carefully review the information regarding tax considerations relevant to an investment in the notes set forth under “Certain U.S. Federal Income Tax Considerations” and are also urged to consult their own tax advisors prior to investing in the notes.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our Company.

The terms of the notes require us to purchase the notes for cash in the event of a fundamental change. A takeover of our Company would trigger the requirement that we purchase the notes. This may have the effect of delaying or preventing a takeover of our Company that would otherwise be beneficial to investors.

Provisions of Delaware law and our certificate of incorporation, by-laws and shareholder rights plan could prevent or delay a change of control or change in management that could be beneficial to us and our public stockholders.

Certain provisions of Delaware law and our certificate of incorporation, by-laws and shareholder rights plan may prevent, delay or discourage:

•       A merger, tender offer or proxy contest;

•       The assumption of control by a holder of a large block of our securities; and

•       The replacement or removal of current management by our stockholders.

For example, our certificate of incorporation divides the board of directors into three classes, with members of each class to be elected for staggered three-year terms. This provision may make it more difficult for stockholders to change the majority of directors and may hinder accumulations of large blocks of common stock by limiting the voting power of such blocks. This may further result in discouraging a change of control or change in current management.

Our existing directors and executive officers own a substantial block of our stock and might be able to influence the outcome of matters requiring stockholder approval.

Our directors and named executive officers beneficially owned approximately 9.4 percent of our outstanding common stock as of September 30, 2006, including stock options that could be exercised by those directors and executive officers within 60 days of that date. Accordingly, these stockholders as a group might be able to influence the outcome of matters requiring approval by our stockholders, including the election of our directors. Such stockholder influence could delay or prevent a change of control with respect to us.

If stockholders do not receive dividends, stockholders must rely on stock appreciation for any return on their investment in us.

We have never declared or paid cash dividends on any of our capital stock. We currently intend to retain our earnings for future growth and therefore do not anticipate paying cash dividends in the future.

USE OF PROCEEDS

We will not receive any cash proceeds from the sale of the notes offered by this prospectus or the shares of our common stock into which the notes are convertible.

PRICE RANGE OF COMMON STOCK

Our common stock (and associated preferred stock purchase rights) trades on NASDAQ under the symbol “UTHR.” The following table sets forth, for the periods indicated, the reported high and low sales prices per share of our common stock as reported by NASDAQ.

	Price Range
	High	Low
2004
First quarter	$25.17	$20.51
Second quarter	26.68	21.91
Third quarter	35.09	22.86
Fourth quarter	47.60	28.28
2005
First quarter	$46.12	$40.76
Second quarter	57.65	43.84
Third quarter	74.81	47.69
Fourth quarter	78.74	59.64
2006
First quarter	$71.41	$61.01
Second quarter	67.92	47.00
Third quarter	59.95	50.19
Fourth quarter (through December 20, 2006)	63.40	50.89

On December 20, 2006, the closing price for our common stock on NASDAQ was $54.13 per share. There were approximately 80 holders of record of our common stock as of December 19, 2006.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and do not intend to do so in the foreseeable future. We currently intend to retain any earnings for use in our business operations. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other such factors as our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable investments and capitalization as of September 30, 2006:

•       on an actual basis; and

•       as adjusted to give effect to our initial sale of the notes and our application of the net proceeds from that offering, after deducting the initial purchaser’s discounts and commissions and estimated offering expenses payable by us.

This table should be read in conjunction with “Summary Historical Consolidated Financial Data” in this prospectus and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of September 30, 2006
	Actual	As adjusted(1)
	(in thousands, except share data)
Cash, cash equivalents and marketable investments	$143,564	$237,664
Marketable investments and cash—restricted	60,908	60,908
Debt:
Notes and leases payable (including current portion)	9	9
0.50% Convertible Senior Notes due October 15, 2011	—	250,000
Total debt	9	250,009
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized, no shares issued	—	—
Series A junior participating preferred stock, par value $0.01 per share, 100,000 authorized, no shares issued	—	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 24,469,981 issued and 23,176,595 outstanding	245	245
Additional paid-in capital	419,174	383,774
Accumulated other comprehensive income	1,599	1,599
Treasury stock at cost, 1,293,266 shares (actual)	(49,105)	(161,505)
Accumulated deficit	(96,867)	(96,867)
Total stockholders’ equity	275,046	127,246
Total capitalization	$275,055	$377,255

(1)          As adjusted to reflect (a) a net cost to us of the convertible note hedge and warrant transactions of approximately $35.4 million and (b) use of approximately $112.4 million of the net proceeds of the initial offering of the notes to repurchase approximately 1.8 million shares of our common stock based upon the closing price of our common stock on October 24, 2006 of $62.17 per share.

PURCHASE OF CONVERTIBLE NOTE HEDGE AND SALE OF WARRANTS

Concurrently with the pricing of the notes, we entered a privately-negotiated convertible note hedge transaction with respect to our common stock (the “purchased call options”) with Deutsche Bank AG London (the “counterparty”). The purchased call options cover, subject to customary anti-dilution adjustments substantially identical to those in the notes, approximately 3,323,332 shares of our common stock. Separately and concurrently with entering into the purchased call options transaction, we also entered into a warrant transaction with the counterparty with respect to our common stock, whereby we sold to the counterparty warrants to acquire, subject to customary anti-dilution adjustments, approximately 3,323,332 shares of our common stock (the “sold warrants”). The sold warrants expire after the purchased call options.

The purchased call options and sold warrants are separate transactions, each entered into by us with the counterparty, are not part of the terms of the notes and will not affect the holders’ rights under the notes. A holder of the notes will not have any rights with respect to the purchased call options or the sold warrants.

The purchased call options are expected to reduce the potential dilution to our common stock upon any conversion of the notes in the event that the market value per share of our common stock, as measured under the purchased call options, at the time of exercise is greater than the strike price of the purchased call options, which corresponds to the initial conversion price of the notes and is similarly subject to certain customary adjustments. If, however, the volume-weighted average price per share of our common stock exceeds the strike price of the sold warrants when the sold warrants are exercised, we will be required to issue shares of our common stock to the counterparty, and those issuances will have a dilutive effect on our earnings per share.

For a discussion of hedging arrangements that may be entered into in connection with these purchased call options and sold warrants, see “Risk Factors—Risks Related to the Notes and Our Common Stock—The convertible note hedge and warrant option transactions may affect the value of the notes and the trading price of our common stock.”

DESCRIPTION OF THE NOTES

We issued the notes under an indenture, dated October 30, 2006, between us and The Bank of New York, as trustee. We also entered into a registration rights agreement, dated October 30, 2006, with Deutsche Bank Securities Inc., as initial purchaser of the notes, pursuant to which we agreed, for the benefit of the holders of the notes, to file a shelf registration statement with the SEC covering resales of the notes, as well as the shares of our common stock issuable upon conversion of the notes. The following summarizes some, but not all, of the provisions of the notes, the indenture and the registration rights agreement. We urge you to read the indenture, the registration rights agreement and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under “Where You Can Find More Information.”

In this section entitled “Description of the Notes,” when we refer to “United Therapeutics,” “we,” “our” or “us,” we are referring to United Therapeutics Corporation and not any of its subsidiaries.

General

We issued $250,000,000 aggregate principal amount of notes on October 30, 2006. The notes are convertible into cash and common stock, if any, as described under “—Conversion of Notes.” The notes have been issued only in denominations of $1,000 and in multiples of $1,000. The notes will mature on October 15, 2011, unless earlier converted by you or purchased by us at your option upon the occurrence of a fundamental change (as defined below).

The notes are our senior unsecured obligations and rank pari passu with all of our other senior unsecured debt and senior to all of our future subordinated debt. The notes are structurally subordinated to all present and future debt and other obligations of our subsidiaries. In addition, the notes are effectively subordinated to our obligations under our synthetic operating lease and related agreements with Wachovia Development Corporation and its affiliates and any future secured debt to the extent of the value of the collateral securing such obligations and indebtedness.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control of United Therapeutics or a termination in the trading of our common stock, except to the extent described under “—Purchase of Notes at Your Option Upon a Fundamental Change” and “—Conversion of Notes—Conversion Upon Specified Corporate Transactions.”

We will pay interest on the notes at a rate of 0.50% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a business day, the immediately following business day (each, an “interest payment date”), commencing April 15, 2007 to holders of record at the close of business on the preceding April 1 and October 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, or purchase by us at the option of the holder, interest ceases to accrue on the notes under the terms of and subject to the conditions of the indenture. A “business day” is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York or the state in which the corporate trust office is located are not required to be open.

We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes for U.S. federal income tax purposes. The notes and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

We maintain an office in the City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office is initially an office or agency of the trustee. Except under limited circumstances described below, the notes are issued only in fully-registered book-entry form, without coupons, and are represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

General

Holders may surrender notes for conversion at any time prior to the close of business on July 15, 2011 and receive the consideration described below under “—Payment Upon Conversion,” only if any of the following conditions is satisfied:

•       during any calendar quarter (and only during such calendar quarter) commencing after the date of original issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price of the notes in effect on that last trading day;

•       during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 95% of the closing sale price of our common stock on such date multiplied by the then current conversion rate; or

•       if we make certain significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock is not approved for listing on NASDAQ and is not listed for trading on another U.S. national or regional securities exchange.

We describe each of these conditions in greater detail below.

However, after July 15, 2011, holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions is satisfied.

Upon conversion of a note, a holder will not receive any cash payment of interest (unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and shares, if any, of our common stock into which the note is convertible will be deemed to satisfy our obligation with respect to such note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date, (2) with respect to any notes surrendered for conversion following the record date for the payment of interest immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Conversion Upon Satisfaction of Market Price Condition

Holders may surrender notes for conversion during any calendar quarter (and only during such calendar quarter) commencing after the date of original issuance of the notes if the closing sale price (as defined below) of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs, is more than 120% of the conversion price of the notes in effect on that last trading day.

The “closing sale price” of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m., New York City time, on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.

A “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) NASDAQ or, if our common stock is not listed on NASDAQ, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading or, if our common stock is not so listed, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the NASDAQ or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes

If the trading price (as defined below) for the notes on each trading day during any five consecutive trading-day period was less than 95% of the closing sale price of our common stock on such date multiplied by the then current conversion rate, as determined following a request in accordance with the procedures described below, a holder may surrender notes for conversion at any time during the following 10 trading days.

Upon request, the conversion agent (which shall initially be the trustee) will, on our behalf, determine if the notes are convertible and will notify us and the trustee accordingly. The conversion agent shall have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we shall have no obligation to make such request unless the trustee, acting at the request of one or more holders holding in the aggregate at least $5,000,000 in principal amount of the notes, provides us with reasonable evidence that the trading price of the notes on any trading day would be less than 95% of the product of the then current conversion rate times the closing sale price of our common stock on that date. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on such trading day and on each successive four trading days.

The term “trading price” means, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $1,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination the conversion agent cannot reasonably obtain at least one bid for $1,000,000 principal amount of the notes from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes on such date of determination will be deemed to be less than 95% of the conversion value.

The five dates of determination within any five consecutive trading-day period referred to above will not include (i) any day on which there is a market disruption event (as defined below under “—Conversion Upon Satisfaction of Market Price Condition”) or (ii) any day on which NASDAQ or, if our common stock is not listed on NASDAQ, the principal other U.S. national or regional securities exchange on which our common stock is then listed is not open for trading. Because such days will be disregarded, the occurrence of any such event would lengthen the period of time over which the five consecutive trading-day period would occur and the measurements described above would be made.

Conversion Upon Specified Corporate Transactions

Even if the market price contingency described above under “—Conversion Upon Satisfaction of Market Price Condition” has not occurred, if we elect to distribute to all holders of our common stock:

•       specified rights or warrants entitling them to subscribe for or purchase our common stock at less than the current market price (as defined in the indenture) on the record date for such issuance or

•       cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (3) of the description below under “—Conversion Price Adjustments”), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 15% of the current market price of our common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

In addition, in the event of a fundamental change (as defined under “—Purchase of Notes at Your Option Upon a Fundamental Change”), a holder may surrender notes for conversion at any time from or after the date which is 40 days prior to the anticipated effective time of the fundamental change until the close of business on the second trading day immediately preceding the fundamental change purchase date (as defined under “—Purchase of Notes at Your Option Upon a Fundamental Change”). Alternatively, the holder may require us to purchase all or a portion of its notes upon the occurrence of a fundamental change as described under “—Purchase of Notes at Your Option Upon a Fundamental Change.” To the extent practicable, we will give notice to holders of the anticipated effective date for a fundamental change not more than 70 days nor less than 40 days prior to the anticipated effective date.

Holders will also have the right to surrender notes for conversion if we are a party to a combination, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets that does not also constitute a fundamental change (a “transforming transaction”), in each case pursuant to which our common stock would be converted into cash, securities or other property. In such event, holders will have the right to surrender notes for conversion at any time from or after the date which is 15 calendar days prior to the date that is the actual effective date of such transaction and ending on the 15th calendar day following the effective date of such transaction. We will notify holders at least 20 calendar days prior to the anticipated effective date of such transaction. If the transaction also constitutes a fundamental change, in lieu of the conversion right described in this paragraph, holders will have the conversion right described in the preceding paragraph and will have the right to require us to repurchase their notes as set forth below under “—Purchase of Notes at Your Option Upon a Fundamental Change.”

Conversion after July 15, 2011

After July 15, 2011 and on or prior to the close of business on the business day immediately prior to the stated maturity date, holders may surrender their notes for conversion regardless of whether any of the conditions described in “—Conversion Upon Satisfaction of Market Price Condition,” “—Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes,” or “—Conversion Upon Specified Corporate Transactions” has been satisfied.

Payment Upon Conversion

Each $1,000 principal amount of notes surrendered on or prior to the 25th scheduled trading day prior to the stated maturity date will be converted into cash and shares of our common stock, if any, based on an amount, which we refer to as the “daily conversion value,” calculated for each of the 20 trading days beginning on the third trading day immediately following the conversion date, which we refer to as the “conversion period.” The daily conversion value for each trading day during the conversion period for each $1,000 aggregate principal amount of notes is equal to one-twentieth of the product of the then applicable conversion rate multiplied by the volume weighted average price (as defined below) of our common stock (or the volume weighted average price of the securities, the sum of cash, and the value of the other consideration into which our common stock has been converted in connection with a fundamental change or other transforming transaction) on that day.

For each $1,000 aggregate principal amount of notes surrendered for conversion prior to the close of business on the 25th scheduled trading day prior to the stated maturity date, we will deliver to you, on the third business day following the last day of the conversion period, the aggregate of the following, which we refer to as the “conversion obligation,” for each trading day during the conversion period:

(1)   if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes exceeds $50.00, (a) a cash payment of $50.00 and (b) the remaining daily conversion value, which we refer to as the “daily net share settlement value,” in shares of our common stock (or the other form of consideration into which our common stock has been converted in connection with a fundamental change or other transforming transaction); or

(2)   if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes is less than or equal to $50.00, a cash payment equal to the daily conversion value.

If a holder surrenders for conversion a note at any time after the 25th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding the maturity date, (i) the holder will be deemed to have surrendered such note as of the business day immediately preceding the maturity date, (ii) the conversion period for such note will commence on the trading day immediately after the maturity date, (iii) in lieu of receiving cash as provided for above, the holder shall receive, for each $1,000 principal amount note surrendered, $1,000 on the maturity date and (iv) on the third business day following the last day of the conversion period we will deliver shares of our common stock (or the other form of consideration into which our common stock has been converted in connection with a fundamental change or other transforming transaction) to the extent the daily conversion value on each trading day during the conversion period exceeds $50.00 for each $1,000 principal amount of notes.

The number of shares of common stock to be delivered under clause (1)(b) or clause (iv) above will be determined by dividing the daily net share settlement value by the volume weighted average price of our common stock for that trading day.

The conversion rate with respect to a note is initially approximately 13.2933 shares of our common stock. The conversion rate of a note is equal to $1,000 divided by the then applicable conversion price at the time of determination. The conversion price is subject to adjustment as described under “—Conversion Price Adjustments.” Accordingly, an adjustment to the conversion price will result in a corresponding adjustment to the conversion rate. The initial conversion price for each $1,000 aggregate principal amount of notes is $75.2257 per share of our common stock.

No fractional shares will be issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our common stock will receive a number of shares of our common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period (rounding down to the nearest whole number) and cash equal to the remainder multiplied by the volume weighted average price of our common stock on the last day of the conversion period.

For purposes of this section, “—Payment Upon Conversion,” “volume weighted average price” per share of our common stock (or any security into which our common stock has been converted in connection with a fundamental change) on any trading day means the volume weighted average price on the principal exchange or over-the-counter market on which our common stock (or other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed under the heading “Bloomberg VWAP” on Bloomberg Page UTHR Equity AQR (or the Bloomberg Page for any security into which our common stock has been converted in connection with a fundamental change), or if such volume weighted average price is not available, our board of directors’ reasonable, good faith estimate of the volume weighted average price of the shares of our common stock, or other security, on such trading day.

The cash and any shares of our common stock or other consideration (including cash in lieu of fractional shares) deliverable upon conversion of the notes will be delivered through the conversion agent three business days after the last day on which the conversion value has been determined. Generally, the conversion date shall be the date on which the notes and all of the items required for conversion shall have been delivered as described under “—Conversion Procedures” below and the requirements for conversion have been met, if all requirements for conversion shall have been satisfied by 11:00 a.m. New York City time on such day, and in all other cases, the conversion date shall be the next succeeding business day. However, as described above, if a holder surrenders for conversion a note at any time after the 25th scheduled trading day prior to its stated maturity, the conversion date will be deemed to be the business day immediately preceding the note’s stated maturity date.

Payment Upon Conversion Upon a Fundamental Change.   If a holder converts any of its notes at any time beginning 40 days before the scheduled effective date of a fundamental change and ending at the closing of business on the second trading day immediately preceding the related fundamental change purchase date, the holder will receive:

•       if the notes are surrendered for conversion at any time beginning 25 trading days before the date of payment of consideration in connection with a change in control, cash and, with respect to the daily net share settlement value (if any), the kind of securities and other assets or property received by holders of our common stock in the change in control; or

•       in all other events, cash or a combination of cash and common stock, as described above under ‘‘—Payment Upon Conversion;” in each case, taking into account any additional shares deliverable as a result of any qualifying change in control.

Conversion Price Adjustments

The conversion price will be adjusted:

(1)   upon the issuance of shares of our common stock as a dividend or distribution on shares of our common stock;

(2)   upon the subdivision or combination of our outstanding common stock;

(3)   upon the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the current market price per share on the record date for the issuance, provided that the conversion price will be readjusted to the extent that the rights or warrants are not exercised prior to this expiration or are not distributed;

(4)   upon the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

•        dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

•        dividends or distributions exclusively in cash referred to in clause (5) below; and

•        distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

(5)   upon the occurrence of any cash dividends or other cash distributions to all or substantially all holders of our common stock (other than (x) distributions described in clause (6) below or (y) any dividend or distribution in connection with our liquidation, dissolution or winding up), in which event the conversion price shall be reduced so that it equals the price determined by dividing the conversion price in effect on the record date with respect to the cash distribution or dividend by a fraction,

(a)    the numerator of which will be the closing sale price of a share of our common stock as of the day before the “ex” date (as defined below) with respect to the dividend or distribution; and

(b)   the denominator of which will be the closing sale price of a share of our common stock as of the day before the “ex” date with respect to the dividend or distribution less the dividend adjustment amount; and

(6)   upon the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries at a price per share in excess of the current market price for one share of our common stock on the last date tenders may be made pursuant to the tender offer, which we refer to as the “expiration date,” in which case, immediately prior to the opening of business on the day after the expiration date, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the expiration date by a fraction,

(a)    the numerator of which will be the product of the number of shares of our common stock outstanding (including tendered shares but excluding any shares held by us in treasury) on the expiration date multiplied by the current market price per share of our common stock on the trading day next succeeding the expiration date; and

(b)   the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the expiration date, which we refer to as the “purchased shares,” and (y) the product of the number of shares of our common stock outstanding (less any purchased shares and excluding any shares held by us in treasury) at the expiration time and the current market price per share of our common stock on the trading day next succeeding the expiration date.

The term “current market price” means, with respect to any date of determination, the closing sale price of our common stock on the date of determination. For purposes hereof, the term “ex” date, when used with respect to any dividend or distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

The term “dividend adjustment amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one common share.

To the extent that our shareholder rights plan (or any future shareholder rights plan) remains in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions.

In the event of:

•       any reclassification of our common stock;

•       a consolidation, merger or combination involving us; or

•       a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes, subject to the conditions described above, into cash and, with respect to the portion of the conversion obligation in excess (if any) of the principal amount of notes being converted, the same type of consideration received by common stock holders immediately following one of these types of events. For purposes of the foregoing, if holders of our common stock have the opportunity to elect the form of consideration to receive in any transaction described above, then we will make adequate provision to give holders of the notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the consideration received. Once the election is made, it will apply to all holders of our notes after the effective time of the transaction.

We are permitted, subject to applicable NASDAQ rules (if we are then listed on NASDAQ), to reduce the conversion price of the notes by any amount for a period of at least 20 business days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days’ prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See “Certain U.S. Federal Income Tax Considerations” below for a relevant discussion.

Notwithstanding anything in this subsection “—Conversion Price Adjustments” to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon required purchases of the notes in connection with a fundamental change and five business days prior to the stated

maturity of the notes. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security. No adjustment to the conversion rate need be made if holders of the notes will participate in the transaction without conversion of the notes.

Notwithstanding the above, certain NASDAQ listing standards may limit the amount by which we may increase the conversion rate pursuant to the events described in this subsection (“—Conversion Price Adjustments”). These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. Accordingly, we will not take any action that would result in an adjustment pursuant to the provisions described in this subsection (“—Conversion Price Adjustments”) without complying with NASDAQ Market Rule 4350 (which requires stockholder approval of certain issuances of stock), if applicable.

Conversion Procedures

Holders may convert their notes only in denominations of $1,000 principal amount and integral multiples thereof. Delivery of our common stock and cash upon conversion in accordance with the terms of the notes will be deemed to satisfy our obligation to pay the principal amount of the notes.

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder. If a holder converts any note within two years after its original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than such holder unless the applicable restrictions on transfer have been satisfied.

We will not issue fractional shares of common stock upon conversion of notes.

If the notes are subject to purchase following a fundamental change, your right to convert the notes so subject to purchase will terminate at the close of business on the second trading day prior to the fundamental change purchase date or such earlier date as the notes are presented for purchase, unless we default in the payment of the purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your repurchase notice prior to the fundamental change purchase date, as described below under “—Purchase of Notes at Your Option Upon a Fundamental Change.” If your notes are submitted for purchase following a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m., New York City time, on the business day before such purchase date.

Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Change in Control

If a qualifying change in control occurs prior to maturity, upon the conversion of the notes as described above under “—Conversion of Notes—Conversion Upon Specified Corporate Transactions,” the conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders of the anticipated effective date of such qualifying change in control and issue a press release as soon as practicable after we first determine the anticipated effective date of such qualifying change in control.

A “qualifying change in control” is any “change in control” included in the first or second bullet of the definition of that term below under “—Purchase of Notes at Your Option Upon a Fundamental Change.” A merger, consolidation, conveyance, sale, transfer or lease otherwise constituting a change in control will not constitute a qualifying change in control if at least 90% of the consideration paid for our common stock in that transaction, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on NASDAQ or another U.S. national or regional securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

The number of additional shares by which the conversion rate will be increased for conversions in connection with a qualifying change in control will be determined by reference to the table below, based on the date on which the qualifying change in control occurs or becomes effective, which we refer to as the effective date, and the price paid per share of our common stock in the change in control in the case of a qualifying change in control described in the second bullet of the definition of change in control, or in the case of a qualifying change in control described in the first bullet of the definition of change in control, the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of such other qualifying change in control, which we refer to as the stock price. If holders of our common stock receive only cash in the case of a qualifying change in control described in the second bullet under the definition of change in control, the stock price shall be the cash amount paid per share.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the notes is adjusted as described under “—Conversion of Notes—Conversion Price Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion price immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion price as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion price as set forth under—Conversion of Notes—Conversion Price Adjustments” above.

The following table sets forth the increase in the conversion rate, expressed as a number of additional shares to be received per $1,000 principal amount of notes.

	Stock Price
Effective Date	$62.17	$65.00	$70.00	$75.23	$80.00	$85.00	$90.00	$100.00	$115.00	$130.00	$150.00	$175.00	$200.00	$225.00	$250.00
October 30, 2006	2.79	2.79	2.49	2.12	1.85	1.61	1.41	1.09	0.76	0.54	0.35	0.21	0.13	0.07	0.00
October 15, 2007	2.79	2.79	2.53	2.15	1.85	1.60	1.39	1.05	0.71	0.49	0.31	0.18	0.10	0.06	0.00
October 15, 2008	2.79	2.79	2.53	2.11	1.80	1.53	1.31	0.96	0.62	0.41	0.24	0.13	0.07	0.03	0.00
October 15, 2009	2.79	2.79	2.43	1.98	1.64	1.36	1.13	0.79	0.47	0.29	0.15	0.06	0.03	0.01	0.00
October 15, 2010	2.79	2.74	2.13	1.63	1.28	1.00	0.78	0.47	0.22	0.11	0.04	0.01	0.00	0.00	0.00
October 15, 2011	2.77	2.08	0.99	0.21	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The stock prices and additional share amounts set forth above are based upon a common share closing sale price of $62.17 on October 24, 2006 and an initial conversion price of $75.2257 per share of our common stock.

Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than 16.0833 shares per $1,000 principal amount of notes after giving effect to the events described in this section, though we will adjust such number of shares in the same manner in which, and for the same events for which we must adjust the conversion price as described under “—Conversion of Notes—Conversion Price Adjustments” above.

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•       between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•       in excess of $250.00 per share (subject to adjustment), no increase in the conversion rate will be made; and

•       less than $62.17 per share (subject to adjustment), no increase in the conversion rate will be made.

Purchase of Notes at Your Option Upon a Fundamental Change

If a fundamental change occurs, you will have the option to require us to purchase for cash all or any part of your notes on the day that is 30 business days after the occurrence of such fundamental change, referred to as the “fundamental change purchase date,” at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

We will mail to the trustee and to each holder a written notice of the fundamental change within 10 business days after the occurrence of such fundamental change. This notice shall state certain specified information, including:

•       information about, and the terms and conditions of, the fundamental change, including the amount of additional shares that are deliverable, if any;

•       information about the holders’ right to convert the notes;

•       information about the holders’ right to require us to purchase the notes;

•       the fundamental change purchase date;

•       the procedures required for exercise of the purchase option upon the fundamental change; and

•       the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the second trading day prior to the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the second trading day prior to the fundamental change purchase date.

The term “fundamental change” means the occurrence of a change in control or a termination of trading.

A “change in control” will be deemed to have occurred if any of the following occurs:

•       any “person” or “group” is or becomes the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

•       we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person;

•       a majority of the members of our board of directors are not continuing directors; or

•       the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of United Therapeutics (whether or not otherwise in compliance with the indenture).

However, notwithstanding the foregoing, holders of the notes will not have the right to require us to repurchase any notes under the first or second clause above, and we will not be required to deliver the fundamental change notice incidental thereto, if at least 90% of the consideration paid for our common stock, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in a merger, consolidation, conveyance, sale, transfer or lease otherwise constituting a change in control consists of shares of common stock traded on NASDAQ or another U.S. national or regional securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

For purposes of this change in control definition:

•       “person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(I) under the Exchange Act, or any successor provision;

•       a “beneficial owner” will be determined in accordance with Rule 13d -3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

•       “continuing directors” means, as of any date of determination, any member of our board of directors who

•        was a member of such board of directors on the date of the original issuance of the notes, or

•        was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election;

•       “beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•       “unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

•       “voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

The term “all or substantially all” as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

A “termination of trading” means that our common stock or other securities into which the notes are convertible are not approved for listing on NASDAQ and are not listed for trading on another U.S. national or regional securities exchange.

In connection with any purchase of notes in the event of a fundamental change, we will in accordance with the indenture:

•       comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•       file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•       otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

No notes may be repurchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date for such fundamental change.

This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. We may in the future incur debt that may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibit our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)   we fail to pay principal or premium, if any, on any note when due;

(2)   we fail to pay the cash and shares of common stock (if any) upon conversion of any note (including any additional shares) within the time period required by the indenture;

(3)   we fail to pay any interest amounts on any note when due if such failure continues for 30 days;

(4)   we fail to perform any other covenant required of us in the indenture (other than in the case of a failure to file reports, as specified below) if such failure continues for 60 days after notice is given in accordance with the indenture;

(5)   we fail to pay the purchase price of any note when due;

(6)   we fail to provide timely notice of a fundamental change;

(7)   any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $20 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness;

(8)   we fail or any of our significant subsidiaries fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $20 million, if the judgments are not paid, discharged or stayed within 30 days; and

(9)   certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (9) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Any breach of our obligation under the indenture to file periodic or other reports will be solely a covenant default, and not an event of default, under the indenture. Holders’ remedies under the indenture against us for any such covenant default will be limited to liquidated damages as described in the following sentence and holders will not have any right under the indenture to accelerate the maturity of the notes as a result of any such covenant default. Instead, if a breach of our obligation under the indenture to file periodic or other reports continues for 90 days after notice thereof is given in accordance with the indenture, we will pay liquidated damages to all holders of notes at a rate per annum equal to 0.50% of the notes’ principal amount from the 90th day following such notice until such breach is cured.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•       the holder has previously given the trustee written notice of a continuing event of default;

•       the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•       the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest amounts on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

•       we fail to pay principal, premium or any interest amounts on any note when due;

•       we fail to convert any note into common stock; or

•       we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not United Therapeutics, to the officers’ knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes if such amendment, supplement or waiver would:

•       change the stated maturity of the principal of, or any interest amounts on, the notes;

•       reduce the principal amount of or any premium or interest amounts on the notes;

•       reduce the amount of principal payable upon acceleration of the maturity of the notes;

•       change the currency of payment of principal of, or any premium or interest amounts on, the notes;

•       impair the right to institute suit for the enforcement of any payment on, or with respect to, the notes;

•       modify the provisions with respect to the purchase rights of the holders as described above under ‘‘—Purchase of Notes at Your Option Upon a Fundamental Change” in a manner adverse to holders of notes;

•       adversely affect the right of holders to convert notes;

•       reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

•       reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•       modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, correct any defect or inconsistency or make any other change that does not adversely affect the rights of any note holder; provided that any amendment or supplement to cure any ambiguity or correct any defective or inconsistent provision contained in the indenture or notes that is made solely to conform the provisions of the indenture and notes to the description of the indenture and the notes contained in this prospectus will be deemed not to adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

•       the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations on the notes and under the indenture;

•       immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•       other conditions specified in the indenture are met.

Satisfaction and Discharge

We may discharge certain of our obligations under the indenture while notes remain outstanding if all outstanding notes have or will become due and payable at their scheduled maturity within one year and we have deposited with the trustee an amount sufficient to pay and discharge all such outstanding notes on the date of their scheduled maturity; provided, however, that the foregoing will not discharge our obligation to effect conversion, registration of transfer or exchange of notes in accordance with the terms of the indenture.

Transfer and Exchange

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•       vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•       appoint additional paying agents or conversion agents; or

•       approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We will be responsible for making many of the calculations called for under the notes. These calculations include, but are not limited to, determination of the closing sale price of our common stock in the absence of reported or quoted prices and adjustments to the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

No Personal Liability of Stockholders, Employees, Officers or Directors

None of our, or of any successor entity’s, direct or indirect stockholders, employees, officers or directors, as such, past, present or future, shall have any personal liability in respect of our obligations under the indenture or the debentures solely by reason of his or its status as such stockholder, employee, officer or director.

Concerning the Trustee

The Bank of New York has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Registration Rights

We entered into a registration rights agreement with the initial purchaser of the notes for the benefit of the holders of the notes and the shares of our common stock issuable on conversion of the notes. Under this agreement, we are obligated to, at our cost:

•       (x) file a shelf registration statement with the SEC covering resales of the notes and the shares of our common stock issuable on conversion of the notes (which shall be an automatic shelf registration statement if we are eligible to use an automatic shelf registration at the time of filing) and (y) (if we are not eligible to use an automatic shelf registration statement) use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act, in each case, no later than 180 days after the first date of original issuance of the notes; and

•       use our commercially reasonable efforts to keep the shelf registration statement effective after its effective date until the earlier of: (1) the sale pursuant to the shelf registration statement of all of the notes and any shares of our common stock issued upon conversion of the notes; (2) the expiration of the holding period applicable to the notes and the shares of our common stock issuable upon conversion of the notes held by non-affiliates of United Therapeutics under Rule 144(k) under the Securities Act, or any successor provision; and (3) the date on which all of the notes and any shares of our common stock issued upon conversion of the notes (i) cease to be outstanding or (ii) have been resold pursuant to Rule 144 under the Securities Act.

We have the right to suspend use of the shelf registration statement during specified periods of time for any bona fide reason, including pending corporate developments and public filings with the SEC and similar events for a period not to exceed 30 days in any three month period and not to exceed an aggregate of 90 days in any 12-month period. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension. If we fail to cause the shelf registration statement to become effective on or prior to the 180th day after the first date of original issuance of the notes or, after the shelf registration statement has been declared effective, we fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the registration rights agreement, other than the periods during which we are permitted to suspend registration, then we will pay liquidated damages to all holders of transfer restricted notes at a rate per annum equal to 0.50% of the principal amount of the transfer restricted notes. No liquidated damages will be payable, however, in connection with a registration default relating to a failure to register any common stock delivered upon a conversion of the notes. So long as the failure to become effective or such unavailability continues, we will pay liquidated damages in cash on April 15 and October 15 of each year to the person who is the holder of record of the transfer restricted notes on the immediately preceding April 1 and October 1. When such registration default is cured, accrued and unpaid liquidated damages through the date of cure will be paid in cash on the subsequent interest payment date to the record holder.

A holder who elects to sell any notes or shares of common stock pursuant to the shelf registration statement:

•       will be required to be named as selling securityholder;

•       will be required to deliver a prospectus to purchasers;

•       will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•       will be bound by the applicable provisions of the registration rights agreement, including indemnification obligations.

We refer to the notes and shares of common stock issuable on conversion of the notes as “registrable securities.” We will provide to any holder promptly upon such holder’s request, a form of notice and questionnaire, which must be completed and delivered by that holder to us before any intended distribution of registrable securities under the shelf registration statement. To be named as a selling securityholder in the shelf registration statement when it first becomes effective, holders must complete and deliver the questionnaire no later than the later of 10 days prior to the filing of the shelf registration statement, if automatically effective, or the second business day before the effectiveness of the shelf registration statement, if not automatically effective.

If we receive from a holder of registrable securities a completed questionnaire, together with such other information as we may reasonably request, after the effectiveness of the shelf registration statement, we will prepare and file (a) a prospectus supplement within 10 business days of the receipt of such questionnaire, (b) if required, a post-effective amendment to the shelf registration statement or an additional shelf registration statement within 10 business days of the receipt of such questionnaire or (c) such prospectus supplement, post-effective amendment or additional shelf registration statement within 10 business days after the expiration of any suspension period then in effect, if applicable, in each case to permit the holder to deliver a prospectus to purchasers of registrable securities. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement.

This prospectus is part of the shelf registration statement filed pursuant to the terms of the registration rights agreement.

Book-Entry, Delivery and Form

The notes have been issued in the form of a global security. The global security has been deposited with the trustee as custodian for The Depository Trust Company and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by the global security to the accounts of participants as designated by the initial purchaser of the notes. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security are shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and premium, if any, and any interest amounts on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium, if any, or any interest amounts on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock summarizes general terms and provisions that apply to the capital stock. Because this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our restated certificate of incorporation, as amended, and bylaws, as amended, which are on file with the SEC. See “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. On December 19, 2006, there were 21,503,408 shares of common stock and no shares of preferred stock issued and outstanding.

Our Common Stock

Dividends.   Subject to the rights of any holders of our preferred stock, each share of our common stock is entitled to dividends if, as and when dividends are declared by our board of directors out of funds legally available therefor. Under Delaware corporate law, we may declare and pay dividends only out of our surplus, or in case there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding year. We may not declare dividends, however, if our capital has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution. We will pay any dividend so declared and payable in cash, capital stock or other property equally, share for share, on our common stock.

Voting rights.   The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

Liquidation rights.   In the event of our liquidation, dissolution, distribution of assets, or winding up, holders of the shares of our common stock are entitled to share equally, share for share, in the assets available for distribution to holders of our capital stock, subject to any liquidation preference on any outstanding shares of our preferred stock.

Other.   The holders of our common stock have no cumulative voting rights with respect to the election of directors or any other matter. No stockholder of our common stock has preemptive or other rights to subscribe for additional shares of our common stock.

Our Preferred Stock

We may issue our preferred stock from time to time in one or more series as determined by our board of directors. Our board of directors is authorized to issue the shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by our stockholders. The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock by, for example, transferring voting control to others.

Preferred Stock Purchase Rights

Each share of our common stock trades with and has attached to it a right to purchase shares of preferred stock. The terms of the rights are set forth in a Rights Agreement dated as of December 17, 2000, between us and The Bank of New York, as Rights Agent. Each right entitles the holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, at a price of $129.50, subject to adjustment. The rights are currently evidenced by our common stock certificates and are not exercisable until the earlier of:

•       the close of business on the tenth business day following the date of public announcement, or the date on which we first have notice or determine, that a person or group of affiliated or associated persons has acquired, or has obtained the right to acquire, 15% or more of the outstanding shares of our voting stock without our prior express written consent following express approval by our board of directors, or

•       the close of business on the tenth business day following the commencement of a tender offer or exchange offer by a person, without our prior written consent following express approval by our board of directors, which offer, upon consummation, would result in such person’s control of 15% or more of our voting stock.

If not exercised by the holders or earlier redeemed or exchanged by us, the rights will expire on December 29, 2010. The purchase price payable, and the number of shares of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of the rights, are subject to adjustment from time to time to prevent dilution by action of our board of directors and in circumstances described in the Rights Agreement.

Anti-Takeover Effect of Our Certificate of Incorporation and Bylaws

Election of the Board of Directors.   Our certificate of incorporation and bylaws provide that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. This classification of our board of directors will make it more difficult for an acquirer or for other stockholders to change the composition of our board of directors. Our bylaws also provide that a director may be removed only for cause by vote of the holders of at least 80% of the outstanding shares of our common stock entitled to vote generally in an election of directors. In addition, the bylaws provide that any vacancies in our board of directors will be filled by our board of directors. If the remaining directors do not constitute a quorum, our bylaws permit the vacancy to be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum.

Stockholder advance notice procedure.   Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the stockholders. The stockholder notice procedure provides that only persons who are nominated by the board of directors, or a duly authorized board committee, or by a stockholder who has given timely written notice to the secretary of our company before the meeting at which directors are to be elected, will be eligible for election as directors. This notice is required to include specified information about the stockholder and each proposed director nominee and information regarding each proposed nominee that would be required to be included in a proxy statement filed under the SEC’s Rules and Regulations. The stockholder notice procedure provides that the only business that may be conducted at an annual meeting is business that has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given timely written notice to the secretary of our company. This notice is required to include a brief description of the business desired to be brought before the meeting and specified information about the stockholder and the stockholder’s ownership of our capital stock.

Delaware Anti-Takeover Law

We are incorporated under the Delaware General Corporation Law (the “DGCL”). We are subject to Section 203 of the DGCL, which restricts certain transactions and “business combinations” between a Delaware corporation and an “interested stockholder” (in general, a stockholder owning 15% or more of the corporation’s outstanding voting stock) or an affiliate or associate of an interested stockholder, for a period of three years from the date the stockholder becomes an interested stockholder. A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66⅔% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

Section 203 of the DGCL may make it more difficult for a person who would be an interested stockholder to effect various business combinations with us.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted and the filing of the registration statement covering the resale of the notes and such common stock, as of the date hereof. This summary deals only with notes and shares of our common stock held as capital assets. Additionally, this summary does not deal with special situations. For example, this summary does not address:

•       tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

•       tax consequences to persons holding notes or shares of common stock as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell notes or shares of common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•       tax consequences to U.S. holders of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•       tax consequences to partnerships or other pass-through entities and investors in such entities; or

•       alternative minimum tax consequences, if any.

Finally, this summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

If a partnership holds our notes or shares of common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or shares of our common stock, you should consult your tax advisor.

Filing of the Registration Statement

The filing of the registration statement covering the resale of the notes and the shares of our common stock, into which the notes may be converted, will not be treated as an “exchange” for U.S. federal income tax purposes. As a result, the registration will not be a taxable transaction for U.S. federal income tax consequences. In addition, each holder will have the same adjusted issued price, adjusted basis, and holding period in the notes as it had in the old notes immediately prior to the registration.

Consequences of the Acquisition, Ownership and Disposition of the Notes and Shares of
Our Common Stock to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of notes or shares of our common stock. “U.S. holder” means a beneficial owner of a note or common stock for U.S. federal income tax purposes that is:

•       an individual citizen or resident of the United States;

•       a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Stated Interest

Stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Additional Interest

Our obligation to pay you additional interest in the event that we failed to comply with specified obligations under the registration rights agreement could have implicated the provisions of Treasury regulations relating to “contingent payment debt instruments.”  We have taken the position that there was a remote likelihood that such additional interest would be paid. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the Internal Revenue Service (“IRS”). A successful challenge of this position by the IRS would affect the amount and timing of a U.S. holder’s income and would generally cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a U.S. holder, unless the U.S. holder discloses in the proper manner to the IRS that it is taking a different position. If, contrary to our expectations, we pay additional interest, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Amortization of Premium

A U.S. holder, whose tax basis immediately after its acquisition of a note is greater than the sum of all remaining payments other than qualified stated interest payable on the note, will be considered to have purchased the note at a premium. “Qualified stated interest” is stated interest that is unconditionally payable at least annually at a single fixed rate. A U.S. holder may elect to amortize such bond premium over the life of the notes to offset a portion of the stated interest that would otherwise be includable in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire a note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our stockholders (including certain self-tender transactions), and certain transactions that constitute a fundamental change. See “Description of the Notes—Conversion Price Adjustments” and “Description of the Notes—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Change in Control” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.

Although there is no judicial authority directly on point, the IRS appears to be of the view that a constructive dividend with respect to the notes would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends (as discussed below). Any taxable constructive stock dividends resulting from a change to, or a failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. These dividends would result in dividend income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described below. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to basis and holding period.

Sale, Exchange, Redemption or Other Disposition of Notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note (including a conversion entirely paid in cash) equal to the difference between the amount realized (less any accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and the holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss (except as discussed below under the caption “—Market Discount”). A noncorporate U.S. holder who has held the note for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses may be limited.

Market Discount

A note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having ‘‘market discount’’ equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the notes will accrue ratably over the remaining term of the notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Conversion of Notes into Common Stock and Cash

The U.S. federal income tax treatment of a U.S. holder’s conversion of the notes into our common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange or as a recapitalization, as briefly discussed below. See the discussion under “Possible effect of changes to the terms of the notes” regarding consequences of the conversion of the notes into shares of a public acquiror.

Possible treatment as part conversion and part redemption.   The conversion of a note into our common stock and cash may be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the stock received upon conversion generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note.

With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

Although the law on this point is not entirely clear, a holder may allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.

Possible treatment as a recapitalization.   The conversion of a note into common stock and cash may instead be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described above. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of

(A)  the amount of cash (not including cash received in lieu of fractional shares) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash or common stock attributable to accrued interest) over

(B)  the U.S. holder’s tax basis in the notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. holder would include the period during which the U.S.

holder held the notes. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.

Treatment of cash in lieu of a fractional shares.   If a U.S. holder receives cash in lieu of a fractional share of common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder’s tax basis in the notes that is allocated to the fractional share.

Treatment of amounts attributable to accrued interest.   Any cash and the value of any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.

U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and common stock.

Possible Effect of Changes to the Terms of the Notes

In certain situations, we may adjust the conversion rate of the notes and provide for the exchange of the notes into shares of a public acquiror. See “—Conversion after a public acquiror change of control.” Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time. In addition, the conversion of the notes for the shares of the public acquiror may be treated as a taxable event to a holder.

Dividends on the Common Stock

If a U.S. holder converts a note into shares of our common stock and we make a distribution in respect of that stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in the U.S. holder’s common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Dividends received by individual holders generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became exdividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. Holder owns less than 20% of the voting power and value of our stock.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, Exchange, Redemption or Other Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the holders of the notes and our common stock and the IRS amounts paid on or with respect to the notes and the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on interest payments made on the notes and dividends paid on the common stock and proceeds from the sale of the common stock or the notes (including a redemption or retirement) at the applicable rate (which is currently 28%) if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Consequences of the Acquisition, Ownership and Disposition of the Notes and Shares of
our Common Stock to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock. The term “non-U.S. holder” means a beneficial owner of a note or shares of common stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” or “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Stated Interest

Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal withholding tax or income tax in respect of interest income on the notes provided that:

•       interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•       the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•       the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•       the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•       the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of that trade or business, and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, the non-U.S. holder (although exempt from the 30% withholding tax, provided the non-U.S. holder complies with certain certification and disclosure requirements discussed in the fifth bullet point above) will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as a U.S. holder. In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Additional Interest

The interest rate on the notes is subject to increase if the notes are not registered within prescribed time periods. It is possible that such payments might be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. Non-U.S. holders should consult their own tax advisors as to the tax considerations that relate to the potential additional interest payments.

Dividends on the Common Stock

Any dividends paid with respect to the shares of common stock that are received upon the conversion of the notes (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock

Any gain realized by a non-U.S. holder upon the sale, exchange, redemption or other taxable disposition of a note or shares of common stock (including a conversion of the note into shares of common stock that is treated as a taxable event, see “Consequences to U.S. Holders—Conversion of Notes into Common Stock and Cash”) will not be subject to U.S. federal income tax unless:

•       that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•       the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•       we are or have been a “U.S. real property holding corporation” during the applicable statutory period. We are not, and do not anticipate that we will become, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of interest and dividends paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the holder if the non-U.S. holder has provided the statement described above in the fifth bullet point under “—Consequences to Non-U.S. Holders—Stated Interest.” A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note or shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

SELLING SECURITYHOLDERS

We originally issued the notes to Deutsche Bank Securities Inc., as initial purchaser, in a private placement in October 2006. The notes were immediately resold by the initial purchaser to persons reasonably believed by the initial purchaser to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees, or successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus. Our registration of the notes and the shares of our common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common stock. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of our common stock that may be offered from time to time by each selling securityholder under this prospectus. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to December 21, 2006. The number of shares of our common stock issuable upon conversion of the notes shown in the table below represents the maximum number of shares of our common stock issuable upon conversion of the notes assuming conversion of the full amount of notes held by each holder at the initial conversion rate of approximately 13.2933 shares of our common stock per $1,000 aggregate principal amount of the notes. This conversion rate is subject to adjustment in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the named selling securityholders will sell all of the notes or convert all of the notes and sell all of the common stock issuable upon conversion of the notes offered by this prospectus. In addition, the selling securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in supplements to this prospectus if and when necessary. Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution” for further information.

Name*	Aggregate Principal Amount of Notes Beneficially Owned that May be Sold ($)	Percentage of Notes Outstanding**	Number of Shares of Common Stock that May be Sold***	Other Shares of Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Common Stock Outstanding****
Calamos Market Neutral Income Fund—Calamos Investment Trust(1)	6,700,000	2.68%	89,065	—	—
Canadian Imperial Holdings Inc.*(2)	5,000,000	2.00%	66,466	—	—
Citadel Equity Fund Ltd.*(3)	53,000,000	21.20%	704,546	—	3.17%
CNH CA Master Account, L.P.(4)	5,000,000	2.00%	66,466	—	—
DBAG London *(5)	56,000,000	22.40%	744,426	—	3.35%
KBC Convertibles MAC28 Limited*(6)	1,500,000	—	19,939	—	—
KBC Diversified Fund, A Segregated Portfolio of KBC Diversified Fund*(7)	4,125,000	1.65%	54,834	—	—
Polygon Global Opportunities Master Fund(8)	4,000,000	1.60%	53,173	109,200	—
Rhythm Fund Ltd*(9)	1,875,000	—	24,924	—	—
UBS Securities LLC*(10)	500,000	—	6,646	37,579	—
Vicis Capital Master Fund(11)	9,000,000	3.60%	119,639	—	—

                  *     The selling securityholders identified with an asterisk have identified that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

            **     Unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding notes.

      ***     Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes at the initial conversion rate of approximately 13.2933 shares of our common stock per $1,000 aggregate principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion of Notes.”  As a result, the number of shares of our common stock issuable upon conversion of the notes may change in the future. Excludes shares of our common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive cash equal to the lesser of the conversion value or the par value of notes to be converted and in the event the conversion value exceeds the par value of notes to be converted, shares of our common stock in respect of that excess. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of the Notes—Conversion of Notes.”

****     Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, using 21,503,408 shares of our common stock outstanding. In calculating these percentages for each holder of notes, we also treated as outstanding the number of shares of our common stock issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes. Based on the 21,503,408  outstanding shares of our common stock as of December 19, 2006, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding shares of our common stock following the sale of securities in the offering.

          (1)     Nick Calamos exercises voting and/or dispositive power with respect to the notes and the common stock underlying the notes.

          (2)     Canadian Imperial Holdings Inc. is a majority-owned subsidiary of CIBC World Markets Corp., an SEC reporting company. CIBC World Markets Corp. is a registered broker-dealer.

          (3)     Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd. CLP is an affiliate of Aragon Investments Ltd., Palofax Trading LLC, Citadel Trading Group, LLC, and Citadel Derivatives Group, LLC, which are broker-dealers. These broker-dealers are under common control with Citadel Equity Fund Ltd. and one is directly owned by Citadel Equity Fund Ltd.

          (4)     CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P. and has sole voting and/or dispositive power with respect to the notes and the common stock underlying the notes. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell, and Todd Pulvino.

          (5)     Patrick Corrigan exercises voting and/or dispositive power with respect to the notes and the common stock underlying the notes. DBAG London is a majority-owned subsidiary of Deutsche Bank Securities Inc., an SEC reporting company and a registered-broker dealer.

   (6)     KBC Convertibles MAC28 Limited is an affiliate of KBC Financial Products USA Inc., a registered broker-dealer and an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

          (7)     KBC Diversified Fund, A Segregated Portfolio of KBC Diversified Fund, is an affiliate of KBC Financial Products USA Inc., a registered broker-dealer and an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

          (8)     Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear share voting and/or dispositive power with respect to the notes and the common stock underlying the notes held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear disclaim beneficial ownership of the notes and the common stock underlying the notes held by Polygon Global Opportunities Master Fund.

          (9)     Rhythm Fund Ltd is an affiliate of KBC Financial Products USA Inc., a registered broker-dealer and an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

    (10)     Roy Irwin exercises voting and/or dispositive power with respect to the notes and the common stock underlying the notes. UBS Securities LLC is an SEC reporting company and a registered-broker dealer.

    (11)     Shad Stastney, John Succo, and Sky Lucas exercise voting and/or dispositive power with respect to the notes and the common stock underlying the notes.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which includes their pledgees, donees, partnership distributees and other transferees receiving the notes or our common stock from the selling securityholders in non-sale transfers, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The notes and the underlying common stock may be sold in one or more transactions at:

•       fixed prices that may be changed;

•       prevailing market prices at the time of sale;

•       varying prices determined at the time of sale; or

•       negotiated prices.

These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:

•       on any national securities exchange or quotation service on which the notes or our common stock may be listed or quoted at the time of sale, including NASDAQ in the case of our common stock;

•       in the over-the-counter-market;

•       in transactions otherwise than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

•       through the writing and exercise of options, whether these options are listed on an options exchange or otherwise; or

•       through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock and deliver these securities to close out short positions. In addition, the selling securityholders may sell the notes and the underlying common stock short and deliver the notes and underlying common stock to close out short positions or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell such securities.

Selling securityholders may decide not to sell all or a portion of the notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, selling securityholders may sell or transfer their notes and shares of our common stock issuable upon exchange of the notes other than by means of this prospectus. In particular, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act may be sold thereunder, rather than pursuant to this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or our common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and our common stock into which the notes are exchangeable may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the holders of notes and the common stock into which the notes are convertible may be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.

Our common stock is quoted on NASDAQ under the symbol “UTHR.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through NASDAQ. Since their issuance, the notes have been eligible for quotation on PORTAL. However, notes sold pursuant to this prospectus will no longer be eligible for quotation on PORTAL. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders would be subject to the prospectus delivery requirements of the Securities Act and may be subject to liabilities including, but not limited to, those of sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. As a result, such selling securityholders are an underwriter in connection with the sale of the notes or the shares of our common stock issuable upon exchange of the notes covered by this prospectus. Such selling securityholders have informed us that they have purchased their notes in the open market and in the ordinary course of business, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by such securityholders.

The selling securityholders and any other persons participating in the distribution of the notes or underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability to engage in market making activities with respect to the notes and the underlying common stock.

If required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of the holders of the notes to register the notes and our common stock into which the notes are convertible under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, the selling securityholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and our common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the notes and the common stock, except that the selling securityholders will pay all brokers’ commissions and, in connection with an underwritten offering, if any, underwriting discounts and commissions. See “Description of the Notes—Registration Rights” above.

LEGAL MATTERS

The validity of the notes and the shares of our common stock issuable upon conversion of the notes has been passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution

We are paying all of the expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by us in connection with this prospectus and the sale of the securities being registered hereby. All such fees, except the SEC registration fee, are estimated. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities.

SEC registration fee	$26,750
Legal fees and expenses	500,000
Accounting fees and expenses	130,000
Printing expenses	2,500
Miscellaneous	5,000
Total	$664,250

Item 15.                 Indemnification of Directors and Officers

As permitted by Delaware law, our certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any breach of duty of loyalty to us or to our stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) willful or negligent violations of certain provisions of the Delaware General Corporation Law (the “DGCL”) imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (d) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. We believe that indemnification under our certificate of incorporation and bylaws covers negligence and gross negligence on the part of indemnified parties. We also have the power to purchase and maintain insurance for such directors and officers.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify such directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person’s services as a director or officer of ours, any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Item 16.                 Exhibits

The Exhibit Index attached to this registration statement is incorporated herein by reference.

Item 17.                 Undertakings

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, That paragraphs (i) and (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:

(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on December 22, 2006.

UNITED THERAPEUTICS CORPORATION
By:	/s/ Martine A. Rothblatt
	Name:	Martine A. Rothblatt
	Title:	Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Martine A. Rothblatt, John Ferrari and Paul A. Mahon, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement the company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional shares of common stock, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date
/s/ Martine A. Rothblatt	Chairman of the Board and Chief Executive	December 22, 2006
Martine A. Rothblatt	Officer (Principal Executive Officer)
/s/ Roger A. Jeffs	President, Chief Operating Officer and	December 22, 2006
Roger A. Jeffs	Director
/s/ John Ferrari	Chief Financial Officer and Treasurer	December 22, 2006
John Ferrari	(Principal Financial Officer and Principal
Accounting Officer)
/s/ Christopher Causey	Director	December 22, 2006
Christopher Causey
/s/ Raymond Dwek	Director	December 22, 2006
Raymond Dwek

/s/ R. Paul Gray	Director	December 22, 2006
R. Paul Gray
/s/ Raymond Kurzweil	Director	December 22, 2006
Raymond Kurzweil
/s/ Christopher Patusky	Director	December 22, 2006
Christopher Patusky
/s/ Louis W. Sullivan	Director	December 22, 2006
Louis W. Sullivan

EXHIBIT INDEX

Exhibit	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (Registration No. 333-76409).
4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1 (Registration No. 333-76409).
4.3

Indenture, dated as of October 24, 2006, between United Therapeutics Corporation, as issuer, and The Bank of New York, as indenture trustee, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on October 30, 2006.

4.4

Registration Rights Agreement, between United Therapeutics Corporation and Deutsche Bank Securities Inc., incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed on October 30, 2006.

4.5*	Form of the Registrant’s Common Stock certificate.
4.6

Rights Agreement, dated as of December 17, 2000, between Registrant and The Bank of New York, as Rights Agent, incorporated by reference to Exhibit 4 of the Registrant’s Current Report on Form 8-K filed on December 18, 2000.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
12.1	Computation of Ratios of Earnings to Fixed Charges, incorporated by reference to Exhibit 12.1 of the Registrant’s Quarterly Report on Form 10-Q filed on November 2, 2006.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this registration statement).
25.1*	Statement of Eligibility and Qualification of Trustee, The Bank of New York, on Form T-1.

*                    Filed herewith.